UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1

FORM S-11

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Winchester Holding Group
(Name of small business issuer in our charter)

Nevada	6552	45-3445761
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	IRS I.D.

10540 S. Western Av Suite #313 Chicago, IL	60643
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number:  708 774-8167.

Daniela Peterson
 Corporate Administrative Services, Inc.
1955 Baring Blvd.
Sparks, NV 89434

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee [1]
Common Stock offered by the Selling Stockholders [2]	315,000	$.10	$31,500	$$3.61
_______________

(1) Estimated pursuant to Rule 457 under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee.

(2) Represents shares of the registrant’s common stock being registered for resale that have been issued to the selling shareholders named in this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

Preliminary Prospectus - Subject To Completion Dated  July 30 , 2012

Winchester Holding Group

Selling shareholders are offering up to 315,000 shares of common stock.  The selling shareholders will offer their shares at $.10 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices.    We will not receive proceeds from the sale of shares from the selling shareholders.

There are no underwriting commissions involved in this offering.  We have agreed to pay all the costs of this offering. Selling shareholders will pay no offering expenses.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board.  There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

We are an "emerging growth company" as defined under the federal securities laws and, as such, will be subject to reduced public company reporting requirements.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.  We are subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.  We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.  See “Risk Factors” beginning on page 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. We may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is _________________ , 2012.

TABLE OF CONTENTS

SUMMARY INFORMATION

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.  Please do not enter into a investment decision on our company without proper guidance from your financial advisor or a registered broker.

Organization

Westchester Holding Group is a Nevada corporation formed on September 14, 2011.

Our principal office is located at 10540 S. Western Av Suite #313 Chicago, IL. 60643, Telephone: 708 774-8167.

Business

We intend in the future to acquire through Winchester Holding Properties LLC, an Illinois limited liability company which is our wholly-owned subsidiary and its series of to-be formed sub-subsidiary LLC’s, each sub-subsidiary LLC to acquire each property, single and multi-family real estate and real estate related-assets in the greater Chicago metropolitan area (including Northern Indiana).  We anticipate that our initial focus will be on be on properties that qualify for the HUD Section 8 tenant-based Housing Choice Voucher (HCV) program that is funded by the federal government and administered by the Chicago Housing Authority (CHA).  The Voucher Program allows eligible families to select housing in the private rental market and receive assistance in that housing unit. Rental housing has to meet the basic housing quality standards, but there is no fair market rent limitation on rent. Under this tenant-based assistance program, now known as the Housing Choice Voucher (HCV) program, an assisted family is required to pay at least 30 percent of adjusted income for rent.  A complete description of the Section 8 HCV Program is set forth in “General Information as to Registrant,” below.

We have instructed counsel to prepare an acquisition contract for a single-family residential property that  qualifies or we anticipate will be qualified for the Section 8 HCV Program.   This property is :

9247 Normal Avenue, Chicago, Illinois 60620.

•	Description: 5 Bedroom, 2 Bathroom, Living room, Dining room, Kitchen, Full finished basement.
•	Status: Section 8 Tenant paying $1600 per month.
•	Anticipated Mortgage: $45,000.00 @ 10% interest per annum payable over 30 years, payment per month principal & interest is $394.91
•
Owner: Moe Options Inc Profit Sharing Plan & Trust, which is an affiliate of one of our shareholders who is not an affiliate of us due to his small share ownership percentage and lack of other factors meeting the definition of affiliate

•	Anticipated Purchase Price: $45,000
•	Current Mortgage Debt: $45,000
•
Anticipated Contract Contingencies:   Agreement to transfer by Mortgagee; the Seller closing on the purchase and then securing audit from PCAOB  registered firm.   The Seller has requested an agreement from the Mortgagee but has not yet secured a formal response.

We anticipate that the contract will be finalized within the next 60 days but cannot predict when the contract contingencies will be satisfied.  If either or both contingencies cannot be satisfied within 6 months of the date of the contracts, it is anticipated that we will locate other suitable properties to acquire .  We have no contract, agreement or commitment to acquire or develop any other property as of the date of this Prospectus.

We anticipate that we will focus initially on acquiring similar properties in the Chicago IL that qualify for the Section 8 HCV Program, our ability to do so will depend upon our ability to secure additional equity financing and, if necessary or appropriate, mortgage financing on these properties.  We will not acquire any property unless we believe the property will generate sufficient cash flow to cover all operating costs, including mortgage payments.  We believe that by becoming a public company, our ability to raise equity financing in future offerings of our common stock will be facilitated and we intend to undertake such an offering after we secure a qualification for quotation of our securities on the OTCBB or OTCQB.

Although it is currently not contemplated that we will do so in the immediate future, w e reserve the right to acquire additional similar properties owned by Thomas O’Connor or his affiliates.  Our acquisition policy on these acquisitions is the purchase price will be based upon assumption of the existing mortgages, as in our current planned acquisitions.   We believe that the financial institutions holding the mortgages on Mr. O’Connor’s properties that we may acquire will act favorably upon requests to have us assume mortgages because they will not be asked to release Mr. O’Connor or his affiliates from the existing mortgage liabilities but simply adding us as an additional obligor.  However, difficulties in securing required audited financial statements on these properties may ultimately make acquisition unfeasible.

Although we anticipate that we will initially focus on acquiring similar properties, the properties we acquire may also be newly constructed properties or properties under development or construction and may include multifamily properties purchased for conversion into condominiums and single-tenant properties that may be converted for multifamily use.  They may also be properties that do not qualify for the Section 8 HCV Program.

In addition, our investment strategy may include development projects that we will build or participate in building for sale or lease.  For example, depending upon a variety of economic factors such as cost and availability of construction financing and land and labor costs in the greater Chicago metropolitan area (including Northern Indiana), we may determine that it may be more profitable to construct real estate ourselves and either lease it and hold for eventual resale or resell directly rather than to acquire existing real estate.

It is possible that we may acquire properties through one or more joint ventures in order to increase our purchasing power and diversify our portfolio of properties in terms of geographic region, property type and tenant industry group. Increased portfolio diversification reduces the risk to investors as compared to a program with less diversified investments. Our joint ventures may be with affiliates or with non-affiliated third parties. In any joint venture with an affiliate, the cost of our investment must be supported by a current appraisal of the asset. Generally, we will only enter into a joint venture in which we will approve major decisions of the joint venture. If we do enter into joint ventures, we may assume liabilities related to a joint venture that exceed the percentage of our investment in the joint venture.  We have no specific plan as to whether we will acquire or develop ourselves or jointly any specific properties or projects.

We will seek to identify and invest in residential real estate that management believes can be purchased and renovated or developed on terms that will enable it to rent the property at rates sufficient to cover our carrying costs and later sell for a profit. There is no limitation in the amount of funds we may invest in either property acquisition or property development.  There is no limitation on or percentage allocation of funds or assets between property acquisition and property development or between 100% ownership or joint venture ownership.  We have the option to reinvest proceeds from the sale of our properties in additional properties.

Our president, Thomas O’Connor, has significant real estate experience, primarily involving construction and management of various kinds of properties, specifically properties that qualify for the Section 8 HCV Program.  In managing properties, he oversaw day-to-day operations, communicating with tenants, approving leases, running credit checks, maintaining communication with villages or cities to be in compliance with all ordinances. He handled tenant complaints, interviewed perspective tenants, handled roofing issues, plumbing issues, and door issues by hiring outsourced labor. He also handled all accounting issues including maintenance of books and negotiated with banks on loans.  In the past 10 years, he has developed, owned and managed 60 plus single family homes.  Through an affiliate, he owns 16 other Section 8 single family properties similar to the two properties which we currently anticipate acquiring from affiliates.

We believe that our management’s specific prior experience the Chicago Housing Authority Section 8 HCV Program, allows us to better select qualified properties and secure and manage tenants for our properties.  Because of management’s experience in understanding the program and screening tenants, lease defaults with four exceptions have not occurred on Section 8 Voucher eligible properties owned and managed by management and his affiliates in the past 5 years.

Assuming we raise sufficient funding in the future, our investment strategy is designed to provide investors with a diversified portfolio of real estate assets.  However, it is possible that we may not secure funding to acquire or develop additional properties or we may acquire exclusively or almost exclusively Section 8 Voucher eligible properties, in which case our portfolio will not be diversified.

We do not need to secure any additional funds to close our anticipated acquisition in the next 12 months.  We will incur costs irrespective of our business development activities, including bank service fees and those costs associated with SEC requirements associated with going and staying public, estimated to be approximately $60,000 in connection with this registration statement and thereafter approximately $75,000 annually. However in order to become profitable we may still need to secure additional debt or equity funding. We hope to be able to raise additional funds from an offering of our stock in the future. However, this offering may not occur, or if it occurs, may not raise the required funding. We do not have any plans or specific agreements for new sources of funding, except for the anticipated loans from management as described below and our potential future offering of common stock as described above .

April 1, 2012, we entered into a Funding Agreement with Thomas O’Connor, our president and Director (“Lender”) to provide operational and going and staying public funding for us as follows:

1.  FUNDING

The Company requires and will continue to require funding for the Company for its operations and for the Company’s going and staying public in the U.S., including but not limited to legal, accounting, EDGAR, filing, corporate and other fees and expenses (the “Funding”).  Lender agrees to provide all Funding needed by the Company for the Company’s operations and going and staying public in the U.S. on the terms and conditions set forth in the Agreement.  All funds advanced to the Company by Lender prior to the date of this Agreement shall be covered by this Agreement.

Nothing in this agreement shall obligate Lender to provide any funding for any other purpose, including property acquisition or renovation.

2.  TERM

The term of the Agreement began as of the date of this Agreement and terminates when the Company generates operating revenues or receives other financing in amounts necessary to fund its operations and for the Company’s going and staying public in the U.S., including but not limited to legal, accounting, EDGAR, filing, corporate and other fees and expenses.

3.  FUNDING TERMS

The Funding will be provided by Lender on a non-interest bearing basis due upon demand.  There is no limit on the amount of Funding which must be provided under the Agreement, and Lender agrees to provide all needed Funding.  Lender further represents that he has sufficient liquid assets to meet all of Funding obligations under the Agreement.

There is no dollar limit to the amount Mr. O’Connor has agreed to provide under the Funding Agreement.   As of June 30, 2012, Mr. O’Connor has provided $21,947 under the Funding Agreement.

Because Mr. O’Connor controls us, he effectively sits on both sides of the Funding Agreement and, therefore, has the power to modify this arrangement. Modification might reduce and/or eliminate funds received under the Funding Agreement.  However, because Mr. O’Connor has a fiduciary duty to us and our shareholders, he has indicated that he will assure strict adherence to these provisions of the Agreement and will provide all funding as needed without unilaterally modifying the Funding Agreement.

Emerging Growth Company

We are an emerging growth company under the JOBS Act. We shall continue to be deemed an emerging growth company until the earliest of:

(a) the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

(b) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective IPO registration statement;

(c) the date on which such issuer has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

(d) the date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.’.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

The Offering

As of the date of this prospectus, we had 25,570,700 shares of common stock outstanding.

Selling shareholders are offering up to 315,000 shares of common stock.  The selling shareholders will offer their shares at $.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  We will pay all expenses of registering the securities, estimated at approximately $60,000.  We will not receive any proceeds of the sale of these securities.

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock.  The current absence of a public market for our common stock may make it more difficult for you to sell shares of our common stock that you own.

The principal factors which make the offering speculative are as follows:

NOTE TO KURT: I COULDN’T GET BULLETS TO LINE UP.  PLEASE MAKE SURE THEY LINE UP IN EDGAR VERSION:

• We are a development stage company. We have generated no revenues to date.

•  Our independent public accounting firm has raised substantial doubt as to our ability to continue as a going concern.  Our future success is dependent upon our ability to commence operations, generate cash from operating activities and obtain additional financing. We have no source of funding identified except the Funding Agreement with management.  There is no assurance that we will be able to generate sufficient cash from operations, sell additional shares of common stock or borrow additional funds. Our inability to obtain additional cash could have a material adverse effect on our ability to continue in business and implement our business plan.

• We do not expect to pay dividends on our common stock.

• You will not be able to approve future real estate transactions.

• We will have limited investment diversification which could increase your risk of investment loss.

• Our ownership of real estate may result in losses if demand for property declines.

• If we acquire all or a substantial portion of our properties as Section 8 HCV eligible properties, our revenues could be reduced if the program is not sufficiently funded, altered or eliminated.

• Property improvement and repositioning costs are difficult to estimate and if costs exceed our budget, we may lose money on the development and sale of a property.

• The real estate market is cyclical, and is experiencing a downturn which could increase your risk of loss of your investment.

• Many real estate costs are fixed and must be paid even if the property is not generating revenue which could increase your risk of loss of your investment.

• Because there is no assured market for properties, we may be unable to sell a property when it desires, which could increase your risk of loss of your investment.

• We are subject to zoning and environmental controls that may restrict the use of our property.

• We may be subject to uninsured losses that may require substantial payments which could reduce the value of your investment.

• We cannot control certain factors affecting the performance and value of a property, which may cause the value of that property and your investment to decline.

• Inability to make secured debt payments could result in loss of mortgaged property and reduce the value of your investment.

• Rising interest rates could adversely affect our interest expense and thus our cash flow and reduce the value of your investment.

•  Our lack of an established brand name and relative lack of resources could negatively impact our ability to effectively compete in the real estate market which could reduce the value of your investment.

• We may have substantial near-term capital needs, and we may be unable to obtain the additional funding needed to enable us to operate profitably in the future.

Risks Related to Management and Personnel

• We depend heavily on key personnel, and turnover of key senior management could harm our business.

• Our management has no experience in managing the day to day operations of a public company and, as a result, we may incur additional expenses associated with the management of our company.

• We are exposed to increased expenses from recent legislation requiring companies to evaluate internal control over financial reporting which could reduce our revenues.

• Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, all of which are not independent, to perform these functions.

• Certain of our stockholders hold a significant percentage of our outstanding voting securities which could reduce the ability of minority shareholders to effect certain corporate actions.

Risks Related to the Market for our Stock

• Investors may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws.

• We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

• Sales of our common stock under Rule 144 could reduce the price of our stock.

Financial Summary

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION

The following summary financial data should be read in conjunction with the Financial Statements and Notes thereto, included elsewhere in this prospectus.

	For the period from September 14, 2011 (Inception) to December 31, 2011	Six Months ended June 30, 2012	For the period from September 14, 2011 (Inception) to June 30, 2012
		(unaudited)	(unaudited)
Statement of Operations:
Revenues	$--	$--	$--
Professional fees	12,000	25,859	37,859
Legal fees	256	--	256
General & administrative	1,365	1,610	2,975
Total operating expenses	13,621	27,469	41,090
Net loss	$(13,621)	$(27,469)	$(41,090)
Net loss per common share - basic and diluted	$(0.00)	$(0.00)	$(0.00)

Balance Sheet Data:
	At June 30, 2012	At December 31, 2011
	(unaudited)
Cash	$41,213	$--
Total assets	$41,213	$--
Total current liabilities	$25,547	$13,365
Total stockholder’s equity	$15,666	$(13,365)

RISK FACTORS

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock.  All material risks are discussed in this section.

There is substantial doubt about our ability to continue as a going concern as a result of our lack of revenues and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

We are a development stage company.  We have generated no revenues to date.  At June 30, 2012, our accumulated deficit is $41,090 .    Our independent registered public accounting firm has raised substantial doubt as to our ability to continue as a going concern.  We will need to secure additional funding funds to implement our business plan in the next 12 months, which funds will be used for real estate acquisition.  We hope to be able to raise additional funds from an offering of our stock in the future.  However, this offering may not occur, or if it occurs, may not raise the required funding.  We also may need or obtain debt financing.  We do not have any plans or specific agreements for these sources of funding.

There is uncertainty regarding our ability to commence operations or implement our business plan without additional financing.   Our future success is dependent upon our ability to commence operations, generate cash from operating activities and obtain additional financing. There is no assurance that we will be able to commence operations, generate sufficient cash from operations, sell additional shares of common stock or borrow additional funds. Our inability to obtain additional cash could have a material adverse affect on our ability to continue in business and implement our business plan.

We do not expect to pay dividends on our common stock.

To date, we have not paid any dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any payment of future dividends and the amounts thereof will depend upon our distributions to us, which in turn will depend upon our earnings, financial requirements and other factors deemed relevant by our management.

You will not be able to approve future real estate transactions.

Our management will have complete discretion in making investments on our behalf in a range of real estate, which may include all types of properties. Consequently, prospective investors will not be able to evaluate for themselves the merits of the specific properties that may be acquired in the future and may not like the properties acquired. You will not be entitled to a return of your investment if you do not like the properties purchased. Our investment decisions are not made through reliance on sophisticated mathematical models or arbitrage programs.  Instead, you are relying on the judgment of our management alone to locate suitable properties which meet our investment criteria.  It is anticipated that all properties acquired will be in the Chicago IL area.

We will have limited investment diversification which could increase your risk of investment loss.

We will have limited investment diversification in that we may own only one or a limited number of properties.  If a property does not perform or increase in value as expected, your risk of investment loss will be greater due to our lack of diversification.

If we acquire all or a substantial portion of our properties as Section 8 HCV eligible properties, our revenues could be reduced if the program is not sufficiently funded, altered or eliminated.

We currently do not own or operate any properties.  In the future all or a substantial portion of our properties may be Section 8 HCV eligible properties.  The Voucher Program allows eligible families to select housing in the private rental market and receive assistance in that housing unit. Rental housing has met the basic housing quality standards, but there is no fair market rent limitation on rent. Under this tenant-based assistance program, now known as the Housing Choice Voucher (HCV) program, an assisted family is required to pay at least 30 percent of adjusted income for rent and the remainder is paid by the Program.  Our revenues could be reduced if the Program is not sufficiently funded, altered or eliminated.

Our ownership of real estate may result in losses if demand for property declines.

We will be subject to risks incident to the ownership of real estate, including: changes in general economic or local conditions, such as a decrease in demand for residential, commercial and industrial space due to a decrease in population or employment or changes in technology or adverse downturns in the general economy; changes to preferences that reduce the attractiveness of our properties to end users; fluctuation in mortgage rates, building ownership or operating expenses; rises and falls in undeveloped land values; costs of infrastructure, construction or other development costs; changes in supply or demand of competing properties in an area; changes in interest rates, zoning and other governmental regulations and availability of permanent mortgage funds that may render the sale of a property difficult or unattractive; increases in the cost of adequate maintenance, insurance and other operating costs, including real estate taxes, associated with one or more properties, which may occur even when a property is not generating revenue; inflation; and changes in tax laws and rates. A negative change in any of these risks could reduce the demand for our properties and a reduction in demand could result in a loss to us in the operation of or upon the sale of a property.

Property improvement and repositioning costs are difficult to estimate and if costs exceed our budget, we may lose money on the development and sale of a property.

Acquisition of any properties for improvement, repositioning and sale entails risks such as those contemplated by us that include the following, any of which could adversely affect our financial performance and the value of your investment:  Our estimate of the costs of improving or repositioning an acquired property may prove to be too low, and, as a result, the property may fail to meet our estimates of the profitability of the property, either temporarily or for a longer time. Our pre-acquisition evaluation of each new investment may not detect certain requirements, limitations, defects or necessary improvements until after the property is acquired, which could significantly increase our total costs.

Our operating results may suffer because of potential development and construction delays and resultant increased costs and risks which could reduce our revenues or lead to the loss of your investment.

We may develop properties, including unimproved real properties, upon which we will construct improvements. We may be subject to uncertainties associated with re-zoning for development, environmental concerns of governmental entities and/or community groups, and our builders’ ability to build in conformity with plans, specifications, budgeted costs and timetables. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control. Delays in completing construction could also give tenants the right to terminate preconstruction leases. We may incur additional risks when we make periodic progress payments or other advances to builders before they complete construction. These and other factors can result in increased costs of a project or loss of our investment.

Our real estate development strategies may not be successful which could reduce our revenues or lead to the loss of your investment.

We may in the future engage in development activities to the extent attractive development projects become available. To the extent that we engage in development activities, we will be subject to risks associated with those activities that could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common stock, including, but not limited to:

•	development projects in which we have invested may be abandoned and the related investment will be impaired;

•	we may not be able to obtain, or may experience delays in obtaining, all necessary zoning, land-use, building, occupancy and other governmental permits and authorizations;

•	we may not be able to obtain land on which to develop;

•	we may not be able to obtain financing for development projects, or obtain financing on favorable terms;

•
construction costs of a project may exceed the original estimates or construction may not be concluded on schedule, making the project less profitable than originally estimated or not profitable at all (including the possibility of contract default, the effects of local weather conditions, the possibility of local or national strikes and the possibility of shortages in materials, building supplies or energy and fuel for equipment);

•	upon completion of construction, we may not be able to obtain, or obtain on advantageous terms, permanent financing for activities that we financed through construction loans; and

•	we may not achieve sufficient occupancy levels and/or obtain sufficient rents to ensure the profitability of a completed project.

Moreover, substantial development activities, regardless of their ultimate success, typically require a significant amount of management’s time and attention, diverting their attention from our other operations.

The real estate market is cyclical, and is experiencing a downturn which could increase your risk of loss of your investment.

Investment in real estate involves a high degree of business and financial risk, which can result in substantial losses and accordingly should be considered speculative. The market for property in the Chicago area specifically and the United States in general tends to be cyclical, with periods in which the prices of properties rise and fall. Prices are now falling and have for a significant period of time, which may reduce any return generated upon the sale of our property.

Many real estate costs are fixed and must be paid even if the property is not generating revenue which could increase your risk of loss of your investment.

Our financial results depend primarily on being able to add value and then sell properties to others on favorable terms. Many costs associated with real estate investment, such as debt service, real estate taxes and maintenance costs, generally are not reduced even when a property is not fully improved or used. Thus, even a small increase in the time to which a real estate property can be sold can result in a significant increase in the carry costs of the property.  New properties that we may acquire may not produce any significant revenue immediately, and the cash flow from existing operations may be insufficient to pay the operating expenses and debt service associated with that property until the property is sold.

Because there is no assured market for properties, we may be unable to sell a property when it desires, which could increase your risk of loss of your investment.

Liquidity relates to our ability to sell a property in a timely manner at a price that reflects the fair market value of that property. The illiquidity of properties may adversely affect our ability to dispose of such properties in a timely manner and at a fair price at times when we deem it necessary or advantageous. The timing and likelihood of liquidation events is uncertain and unpredictable and affected by general economic and property-specific conditions. There may not be a market, or the market may be very limited, for the real estate which  we will try to sell, even though  we make appropriate efforts to cover the available market. Investments in real properties are generally not liquid. We may not be able to dispose of future properties within its anticipated time schedule and the sales of such properties may not be made at the prices projected by us.

We are subject to zoning and environmental controls that may restrict the use of our property.

Governmental zoning and land use regulations may exist or be promulgated that could have the effect of restricting or curtailing certain uses of our real estate. Such regulations could adversely affect the value of any of our properties affected by such regulations. In recent years real estate values have also sometimes been adversely affected by the presence of hazardous substances or toxic waste on, under or in the environs of the property. A substance (or the amount of a substance) may be considered safe at the time the property is purchased but later classified by law as hazardous. Owners of properties have been liable for substantial expenses to remedy chemical contamination of soil and groundwater at their properties even if the contamination predated their ownership. Although  we intend to exercise reasonable efforts to assure that no properties are acquired that give rise to such liabilities, chemical contamination cannot always be detected through readily available means, and the possibility of such liability cannot be excluded.

Under various foreign, federal, state and local laws, ordinances and regulations, we may be required to investigate and clean up certain hazardous or toxic substances released on or in properties we own or operate, and also may be required to pay other costs relating to hazardous or toxic substances. This liability may be imposed without regard to whether we knew about the release of these types of substances or were responsible for their release. The presence of contamination or the failure to remediate property contaminations at any of our properties may adversely affect our ability to sell or lease the properties or to borrow using the properties as collateral. The costs or liabilities could exceed the value of the affected real estate.  We have not been notified by any governmental authority, however, of any non-compliance, liability or other claim in connection with any of our properties, and  we are not aware of any other environmental condition with respect to any of our properties that management believes would have a material adverse effect on our business, assets or results of operations taken as a whole.

Although  we will attempt to determine the environmental condition of each property as part of our due diligence, we cannot be certain that this investigation will reveal all conditions that may impose an obligation on us to mitigate the environmental condition. If we were subject to environmental liability, which could be imposed based on our ownership of its property, such liability could adversely affect the value of your investment.

We may be subject to uninsured losses that may require substantial payments which could reduce the value of your investment.

We currently carry no comprehensive liability and casualty insurance and even if it obtains such insurance in the future, certain disaster insurance (such as earthquake insurance) may not be available or may be available only at prices which we deems prohibitive. We carry no such insurance and do not intend to obtain such insurance in the future.  In addition, losses may exceed insurance policy limits, and policies may contain exclusions with respect to various types of losses or other matters. Consequently, all or a portion of our properties may not be covered by disaster insurance and insurance may not cover all losses which could reduce the value of your investment.

We cannot control certain factors affecting the performance and value of a property, which may cause the value of that property and your investment to decline.

The economic performance and value of our real estate assets will be subject to the risks described below that are normally associated with changes in national, regional and local political, economic and market conditions. These factors may adversely affect the ability of our customers to buy our real estate. Other local economic conditions that may affect the performance and value of the properties include the local economy of a given real estate project; competition for buyers, including competition based on attractiveness and location of the property; and the quality of amenities a project has to offer. In addition, other factors may affect the performance and value of a property adversely, including changes in laws and governmental regulations (including those governing usage, zoning and taxes), changes in interest rates (including the risk that increased interest rates may result in a decline in the liquidity of our properties), declines in housing or commercial property purchases and the availability of financing. Adverse changes in any of these factors, each of which is beyond the our and our control of the Company, could reduce the cash flow that we receive from our properties, and adversely affect the value of your investment

Inability to make secured debt payments could result in loss of mortgaged property and reduce the value of your investment.

Debt financing carries risks of refinancing difficulties, loss of mortgaged properties, reduced ability to obtain new financing and increases in interest. We may use debt financing in connection with future properties. If we cannot meet our secured debt obligations, the lender could take the collateral and we would lose both the secured property and the income, if any, it produces. Foreclosure on mortgaged properties or an inability to refinance existing indebtedness would likely have a negative impact on our financial condition and results of operations. We could have to pay substantial legal costs in connection with foreclosure of a property, and thus be subject to a deficiency judgment if the foreclosure sale amount is insufficient to satisfy the mortgage.

Rising interest rates could adversely affect our interest expense and thus our cash flow and reduce the value of your investment.

We may borrow money at variable interest rates in the future to finance operations. Increases in interest rates would increase our interest expense on our variable rate debt, which would adversely affect cash flow and our ability to service our debt and make distributions to us.

Our lack of an established brand name and relative lack of resources could negatively impact our ability to effectively compete in the real estate market which could reduce the value of your investment.

We do not have an established brand name or reputation in the real estate business.  We also have a relative lack of resources to conduct our business operations. Thus, we may have difficulty effectively competing with companies that have greater name recognition and resources than we do. Presently, we have no patents, copyrights, trademarks and/or service marks that would protect our brand name or our proprietary information, nor do we have any current plans to file applications for such rights. Our inability to promote and/or protect our brand name may have an adverse effect on our ability to compete effectively in the real estate market.

We may have substantial near-term capital needs, and we may be unable to obtain the additional funding needed to enable us to operate profitably in the future.

We will need additional funding over the next twelve months to develop our business. We have no liquid assets with which to contribute to our expenses and conduct our operations, including real estate acquisition. Additional operational developments could put our cash flow at risk, such as tenant rent defaults, vacancies in our property, and repairs. Accordingly, we will seek outside sources of capital such as conventional bank financing; however, there can be no assurance that additional capital will be available on favorable terms to us. If adequate funds are not available, we may be required to curtail operations or shut down completely.

In addition, we have no credit facility or other committed sources of capital. We may be unable to establish credit arrangements on satisfactory terms. If capital resources are insufficient to meet our future capital requirements, we may have to raise funds to continue development of our operations. To the extent that additional capital is raised through the sale of equity and/or convertible debt securities, the issuance of such securities could result in dilution to our shareholders and/or increased debt service commitments. If adequate funds are not available, we may be unable to sufficiently develop our operations to become profitable.

We may change our business, investment, leverage and financing strategies without stockholder consent which could reduce the value of your investment.

Our discussions with various individuals concerning various properties or projects has included general discussions of acquiring properties directly either ourselves or in a joint venture with others or of developing properties either ourselves or in a joint venture with others, as described above.  As of the date of this prospectus, all such discussions have been general and we have no specific plan as to whether we will acquire or develop ourselves or jointly any specific properties or projects.  There is no limitation in the amount of funds we may invest in either property acquisition or property development.  There is no limitation on or percentage allocation of funds or assets between property acquisition and property development or between 100% ownership or joint venture ownership.  Further, as the market evolves, we may change our business, investment and financing strategies without a vote of, or notice to, our stockholders, which could result in our making investments and engaging in business activities that are different from, and possibly riskier than, the investments and businesses described in this prospectus. In particular, a change in our investment strategy, including the manner in which we allocate our resources across our portfolio or the types of assets in which we seek to invest, may increase our exposure to interest rate risk, default risk and real estate market fluctuations. In addition, we may in the future use leverage at times and in amounts deemed prudent by our management in its discretion, and such decision would not be subject to stockholder approval. Changes to our strategies with regards to the foregoing could materially and adversely affect our financial condition, results of operations.

Investment in real estate securities exposes us to market related risks which could reduce the value of your investment.

We may invest in real estate-related securities, including securities issued by other real estate companies.  This may increase our exposure to interest rate risk, default risk and real estate market and real estate securities market fluctuations, which may reduce the value of your investment if the value of real estate-related securities in which we invest declines.

Because we may not acquire 100% interest in a property but rather a fractional share such as an interest in a joint venture, investors are subject to increased risk because we will not have full control over the project or property and the actions of our joint venture partner could decrease the value of a property or project and thus decrease the value of your investment.

We may not acquire 100% interest in a property but rather a fractional share such as an interest in a joint venture.  Accordingly, investors are subject to increased risk because we will not have full control over the project or property and the actions of our joint venture partner could decrease the value of a property or project and thus decrease the value of your investment.  We have no limitation on the amount of funds that can be invested in joint venture rather than direct ownership of properties or projects.

Because we may acquire properties based on assuming an existing mortgage, we are subject to an increased risk of loss because the mortgage may exceed the current value of the property either at the time of acquisition or thereafter if the property declines in value, which could increase the risk of loss of your investment.

We may acquire properties based on assuming an existing mortgage and are therefore subject to an increased risk of loss because the mortgage may exceed the current value of the property either at the time of acquisition or thereafter if the property declines in value.  Recent developments in the housing market have shown that this risk can occur.  If it were to occurwith respect to properties we acquire, you are subject to increased risk of loss on your investment.

Risks Related to Management and Personnel

We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our senior management personnel, Thomas O’Connor, President and CEO. If we were to lose Thomas O’Connor, President and CEO or if Thomas O’Connor, President and CEO fail to perform in his current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer.  We have no key person insurance on management.  We have no employment agreements with any management.  Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the product acquisition, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

Our management has no experience in managing the day-to-day operations of a public company and, as a result, we may incur additional expenses associated with the management of our company.

Thomas O’Connor, President and CEO is responsible for the operations and reporting of the combined company. The requirements of operating as a small public company are new to the management team, none of whom has experience in managing the day-to-day operations of a public company. This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements and compliance under the Sarbanes-Oxley Act of 2002. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, none of which are not independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors.  Indeed, we do not have any audit or compensation committee.  These functions are performed by the board of directors as a whole.  No members of the board of directors are independent directors.  Thus, there is a potential conflict in that board members who are management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Certain of our stockholders hold a significant percentage of our outstanding voting securities which could reduce the ability of minority shareholders to effect certain corporate actions.

Our officers, directors and majority shareholders are the beneficial owners of approximately  97.8% of our outstanding voting securities.  As a result, they possess significant influence and can elect a majority of our board of directors and authorize or prevent proposed significant corporate transactions. Their ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

A conflict of interest may exist for our President Thomas O’Connor due to his position on both sides of the Funding Agreement allowing him to be able to revise the Funding Agreement, as well as conflicts associated with establishing his compensation and the management company’s compensationas well as with purchasing properties from management or its affiliates.

Because Mr. O’Connor controls us, he effectively sits on both sides of the Funding Agreement and, therefore, has the power to modify this arrangement. Modification might reduce and/or eliminate funds received under the Funding Agreement.  However,  because Mr. O’Connor has a fiduciary duty to us and our shareholders, he has indicated that he will assure strict adherence to    the provisions    of the    Agreement and will provide all funding as needed without unilaterally modifying the Funding Agreement.  Additional conflicts arise because of Mr. O’Connor’s ability to establish his compensation and the management company’s compensation.  However because Mr. O’Connor has a fiduciary duty to us and our shareholders, he has indicated that he will assure strict adherence to we will not start paying him until we have sufficient positive cash flow to pay all of our operating expenses prior to paying this salary and that no salary or any other compensation to Mr. O’Connor is being accrued.  Similarly, because Mr. O’Connor has a fiduciary duty to us and our shareholders, he has indicated that he will assure strict adherence to    his oral agreement that initially the management company will not charge for this service and that only if we have sufficient positive cash flow in the future, Kingdom Management Company may be paid for these services based upon a comparable amount charged by unaffiliated companies providing the same services in the Chicago IL area.  Finally, because Mr. O’Connor has a fiduciary duty to us and our shareholders, he has indicated that he will assure strict adherence to    his oral agreement that the purchase price will be based upon assumption of the existing mortgages, as in our current planned acquisitions.

Risks Related to the Market for our Stock

Investors may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws.

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future.

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a "manual exemption." This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations.  We may not be able to secure a listing containing all of this information.  Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our common stock is a “penny stock,” and we will become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule.” This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

Our common stock will not initially qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Sales of our common stock under Rule 144 could reduce the price of our stock.

There are 570,700 shares of our common stock held by non-affiliates and 25,000,000 shares held by affiliates that Rule 144 of the Securities Act of 1933 defines as restricted securities. 315,000 shares of our common stock held by non-affiliates are currently eligible for resale or are being registered in this offering, however affiliates will still be subject to the resale restrictions of Rule 144.  In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

If we are successful in our plan to raise additional funds from anequity financing, current shareholders may experience dilution,or may have other rights subordinated if the equity securities are preferred stock, from any such equity financing.

If we obtain additional funds by selling any of our equity securities in the future, as is our current plan, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution, or if we issue any of our authorized preferred stock, the equity securities may have rights preferences or privileges senior to the common stock.

If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may decline.

As a public company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. In addition, assuming this registration statement is declared effective before December 31, 2012, beginning with our 2013 annual report on Form 10-K to be filed in 2015, we will be required to furnish a report by management on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We are in the process of designing, implementing, and testing the internal control over financial reporting required to comply with this obligation, which process is time consuming, costly, and complicated. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting beginning with our annual report on Form 10-K following the date on which we are no longer an "emerging growth company," which may be up to five full years following the date of this offering. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the Securities and Exchange Commission, or the SEC, or other regulatory authorities, which could require additional financial and management resources.

We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock held by non-affiliates exceeds $700 million as of any December 31 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

DETERMINATION OF OFFERING PRICE

The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.  In order to assure that selling shareholders will offer their shares at $.10 per share until our shares are quoted on the OTC Bulletin Board, we will notified our shareholders and our Transfer Agent that no sales will be allowed prior to the date our shares are quoted on the OTC Bulletin Board without proof of the selling price.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING SHAREHOLDERS

The selling shareholders named below are selling the securities.  The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling shareholders upon termination of this offering.  Upon formation, we issued 255,700 shares to our securities attorney.  Between January 1, 2012 and June 30, 2012, we sold 315,000 shares at a price of $.10 per share to 36 shareholders for aggregate gross proceeds of $31,500.  We relied upon Section 4(2) of the Securities Act of 1933 for sales to investors.  We believe that the selling shareholders listed in the table have sole voting and investment powers with respect to the securities indicated.  We will not receive any proceeds from the sale of the securities by the selling shareholders.  No selling shareholders are broker-dealers or affiliates of broker-dealers.

Selling Shareholder	Shares to be offered by the Selling Stockholders	Percentage owned before Offering	Amount owned after the offering, assuming all shares sold [1]	Percentage owned after the offering, assuming all shares sold [1]	Relationship to us [1]
Mary Hollins	5000	*	0	0
Kevin Veugener	5000	*	0	0
Terrence & Karen Coleman [2]	5000	*	0	0
William Doyle	5000	*	0	0
Charles Obermeier	5000	*	0	0
John & Jacqueline Faber [2]	5000	*	0	0
Shaher Sweis	5000	*	0	0
Richard Moran	5000	*	0	0
Maureen McGann	5000	*	0	0
Richard O’Brien	5000	*	0	0
Mark Folsom	5000	*	0	0
James McGrana	5000	*	0	0
Roger Shiels	5000	*	0	0
Dan Thompson	5000	*	0	0
Quinn Thompson	5000	*	0	0
John Fischbacher	5000	*	0	0
James McEldowney	5000	*	0	0
Charles Frost	5000	*	0	0
William & Susan Howe [2]	5000	*	0	0
Robert Mueller	5000	*	0	0
Frank Scaro	5000	*	0	0
Sandra Nolan	10000	*	0	0

John Connelly	10000	*	0	0
James Cronin Jr.	10000	*	0	0
James Sullivan	10000	*	0	0
Joseph Esselman	10000	*	0	0
Patrick Murphy	10000	*	0	0
Thomas Sullivan	10000	*	0	0
William Obermeier	10000	*	0	0
Tim Burke	10000	*	0	0
Tess Obermeier	20000	*	0	0
Kira Obermeier	20000	*	0	0
Brian & Hallie Fahey	20000	*	0	0
Margaret Sullivan	20000	*	0	0
Dieter Fleischhauer	20000	*	0	0
Maureen & Chess Obermeier [2]	20000	*	0	0
TOTAL	315,000		0
___________
*    Represents ownership of less than one percent

[1]  None of the selling shareholders is affiliated with us or our sole officer and director.

[2]  Except for these shareholders who are husband and wife, no relationship exists between or among shareholders.

Blue Sky

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a "manual exemption." This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations.  We may not be able to secure a listing containing all of this information.  Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market.  No market may ever develop for our common stock, or if developed, may not be sustained in the future.  Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Selling shareholders are offering up to 315,000 shares of common stock.  The selling shareholders will offer their shares at $.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  We will not receive any proceeds of the sale of these securities.  We will pay all expenses of registering the securities.

The securities offered by this prospectus will be sold by the selling shareholders without underwriters and without commissions.  The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market or privately negotiated transactions.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the OTC Bulletin Board, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person.  We have instructed our selling shareholders that they many not purchase any of our securities while they are selling shares under this registration statement.

Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities.  In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment disclosing such matters.

OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock.  We have engaged in preliminary discussions with a FINRA Market Maker to file our application on Form 211 with FINRA, but as of the date of this prospectus, no filing has been made.  Based upon our counsel’s prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 – 8 weeks for FINRA to issue a trading symbol.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market.  NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board.  The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of our issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards.  Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in our files.  FINRA cannot deny an application by a market maker to quote the stock of a company.  The only requirement for inclusion in the bulletin board is that the issuer be current in our reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ.  Investors’ orders may be filled at a price much different than expected when an order is placed.  Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities.  Investors do not have direct access to the bulletin board service.  For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually.  Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone.  In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders.  Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

USE OF PROCEEDS

Not applicable.  We will not receive any proceeds from the sale of shares offered by the selling shareholders.

PLAN OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and other financial information included in this Form S-11.

Overview

Information we provide in this Prospectus or statements made by our directors, officers or employees may constitute "forward-looking" statements and may be subject to numerous risks and uncertainties. Any statements made in this Prospectus, including any statements incorporated herein by reference, that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of our market and customers, our objectives and plans for future operations and products and our liquidity and capital resources). Such forward-looking statements are based on current expectations and are subject to uncertainties and other factors, which may involve known and unknown risks that could cause actual results of operations to differ materially from those projected or implied. Further, certain forward-looking statements are based upon assumptions about future events, which may not prove to be accurate. Risks and uncertainties inherent in forward-looking statements include, but are not limited to:

● increased competitive pressures from existing competitors and new entrants;

● increases in interest rates or our cost of borrowing or a default under any material debt agreements;

● deterioration in general or regional economic conditions;

● adverse state or federal legislation or regulation that increases the costs of compliance, or adverse findings by a regulator with respect to existing operations;

● risks inherent in the real estate market;

● inability to achieve future sales levels or other operating results;

● the unavailability of funds for capital expenditures.

We are an “emerging growth company” (“EGC”) that is exempt from certain financial disclosure and governance requirements for up to five years as defined in the Jumpstart Our Business Startups Act (“the JOBS Act”), that eases restrictions on the sale of securities; and increases the number of shareholders a company must have before becoming subject to the U.S. Securities and Exchange Commission’s (SEC’s) reporting and disclosure rules (See “Emerging Growth Companies” section above). We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

The forward-looking information set forth herein is as of the date of the prospectus and we undertake no duty to update this information. Should events occur subsequent to the date of this prospectus that make it necessary to update the forward-looking information contained in this Prospectus, the updated forward-looking information will be filed with the SEC in a Quarterly Report on Form 10-Q, as an earnings or other release included as an exhibit to a Form 8-K or as an amendment to this registration statement, each of which will be available at the SEC's website at http://www.sec.gov/. More information about potential factors that could affect our business and financial results is included in the section entitled "Risk Factors" beginning on page 8 of this Prospectus.

Overview and Outlook

In order to be able to sustain our ongoing operations and pay for current company’s expenses, we intend to raise additional funds from an equity financing, and we also intend to initially purchase already income producing properties or properties that will produce rent income in a short period of time, meaning less than three months. The income will be produced by the rent that we will be receiving because we will be the owners of the properties. In order to finance future real estate investments we plan to do additional equity financing, and in addition, we plan to sell some of the properties that we will have acquired at a higher price that we paid in order to buy them using the proceeds in order to buy new properties again at opportunistic prices. Therefore, the profits of our operations will be used in order to acquire new properties.

Investment goals

● Investment portfolio diversification

● Capital appreciation

● A holding period of from four to eight years

Strategy and target markets

We intend in the future to acquire through Winchester Holding Properties LLC, an Illinois limited liability company which is our wholly-owned subsidiary and its series of to-be formed sub-subsidiary LLC’s, each sub-subsidiary LLC to acquire each property, single and multi-family real estate and real estate related-assets in the greater Chicago metropolitan area (including Northern Indiana).  We anticipate that our initial focus will be on be on properties that qualify for the HUD Section 8 tenant-based Housing Choice Voucher (HCV) program that is funded by the federal government and administered by the Chicago Housing Authority (CHA).  The Voucher Program allows eligible families to select housing in the private rental market and receive assistance in that housing unit. Rental housing has to meet the basic housing quality standards, but there is no fair market rent limitation on rent. Under this tenant-based assistance program, now known as the Housing Choice Voucher (HCV) program, an assisted family is required to pay at least 30 percent of adjusted income for rent.  A complete description of the Section 8 HCV Program is set forth in “General Information as to Registrant,” below.

We have instructed counsel to prepare an acquisition contract for a single-family residential property that   qualifies or we anticipate will be qualified for the Section 8 HCV Program.  This property is:

9247 Normal Avenue, Chicago, Illinois 60620.

•	Description: 5 Bedroom, 2 Bathroom, Living room, Dining room, Kitchen, Full finished basement.
•	Status: Section 8 Tenant paying $1600 per month.
•	Anticipated Mortgage: $45,000.00 @ 10% interest per annum payable over 30 years, payment per month principal & interest is $394.91
•
Owner: Moe Options Inc Profit Sharing Plan & Trust, which is an affiliate of one of our shareholders who is not an affiliate of us due to his small share ownership percentage and lack of other factors meeting the definition of affiliate

•	Anticipated Purchase Price: $45,000
•	Current Mortgage Debt: $45,000
•
Anticipated Contract Contingencies:   Agreement to transfer by Mortgagee; the Seller closing on the purchase and then securing audit from PCAOB  registered firm.   The Seller has requested an agreement from the Mortgagee but has not yet secured a formal response.

We anticipate that the contract will be finalized within the next 60 days but cannot predict when the contract contingencies will be satisfied.  If either or both contingencies cannot be satisfied within 6 months of the date of the contracts, it is anticipated that we will locate other suitable properties to acquire.  We have no contract, agreement or commitment to acquire or develop any other property as of the date of this Prospectus.

We anticipate that we will focus initially on acquiring similar properties in the Chicago IL that qualify for the Section 8 HCV Program, our ability to do so will depend upon our ability to secure additional equity financing and, if necessary or appropriate, mortgage financing on these properties.  We will not acquire any property unless we believe the property will generate sufficient cash flow to cover all operating costs, including mortgage payments.  We believe that by becoming a public company, our ability to raise equity financing in future offerings of our common stock will be facilitated and we intend to undertake such an offering after we secure a qualification for quotation of our securities on the OTCBB or OTCQB.

Although it is currently not contemplated that we will do so in the immediate future, we reserve the right to acquire additional similar properties owned by Thomas O’Connor or his affiliates.  Our acquisition policy on these acquisitions is the purchase price will be based upon assumption of the existing mortgages, as in our current planned acquisitions.  We believe that the financial institutions holding the mortgages on Mr. O’Connor’s properties that we may acquire will act favorably upon requests to have us assume mortgages because they will not be asked to release Mr. O’Connor or his affiliates from the existing mortgage liabilities but simply adding us as an additional obligor.  However, difficulties in securing required audited financial statements on these properties may ultimately make acquisition unfeasible.

Although we anticipate that we will initially focus on acquiring similar properties, the properties we acquire may also be newly constructed properties or properties under development or construction and may include multifamily properties purchased for conversion into condominiums and single-tenant properties that may be converted for multifamily use.  They may also be properties that do not qualify for the Section 8 HCV Program.

In addition, our investment strategy may include development projects that we will build or participate in building for sale or lease.  For example, depending upon a variety of economic factors such as cost and availability of construction financing and land and labor costs in the greater Chicago metropolitan area (including Northern Indiana), we may determine that it may be more profitable to construct real estate ourselves and either lease it and hold for eventual resale or resell directly rather than to acquire existing real estate.

It is possible that we may acquire properties through one or more joint ventures in order to increase our purchasing power and diversify our portfolio of properties in terms of geographic region, property type and tenant industry group. Increased portfolio diversification reduces the risk to investors as compared to a program with less diversified investments. Our joint ventures may be with affiliates  or with non-affiliated third parties. In any joint venture with an affiliate, the cost of our investment must be supported by a current appraisal of the asset. Generally, we will only enter into a joint venture in which we will approve major decisions of the joint venture. If we do enter into joint ventures, we may assume liabilities related to a joint venture that exceed the percentage of our investment in the joint venture.  We have no specific plan as to whether we will acquire or develop ourselves or jointly any specific properties or projects.

We will seek to identify and invest in residential real estate that management believes can be purchased and renovated or developed on terms that will enable it to rent the property at rates sufficient to cover our carrying costs and later sell for a profit. There is no limitation in the amount of funds we may invest in either property acquisition or property development.  There is no limitation on or percentage allocation of funds or assets between property acquisition and property development or between 100% ownership or joint venture ownership.  We have the option to reinvest proceeds from the sale of our properties in additional properties.

Assuming we raise sufficient funding in the future, our investment strategy is designed to provide investors with a diversified portfolio of real estate assets.  However, it is possible that we may not secure funding to acquire or develop additional properties or we may acquire exclusively or almost exclusively Section 8 Voucher eligible properties, in which case our portfolio will not be diversified.

Holding period

We intend to hold and operate properties through a lifecycle of four years to eight years primarily to capitalize on the potential for capital appreciation.

Liquidity and Capital Resources

We have minimal assets, equity and working capital in the Company.  We are currently seeking financing in the form of debt or equity capital for our operations and for capital to acquire real estate assets.   There is no guarantee that we will raise this capital in which case we will be unable to implement our business plan.  Further, there is no guarantee that the real estate acquisitions, if any, will generate positive cash flows from operations. For the period from September 14, 2011 (inception) to June 30, 2012, we have negative cash flows from operations of $37,734. We will continue to have negative cash flows from operations unless we are successful at implementing our business plan. There can be no assurance that our cash flows from operations will ever become positive.

We anticipate offering costs of approximately $60,000 and ongoing SEC reporting costs of $75,000 annually.  A Funding Agreement for these costs was made as of January 1, 2012 by and between Thomas O’Connor ("Lender") and Winchester Holding Group, a Nevada company ("Company"), which provides as follows:

1.  FUNDING

The Company requires and will continue to require funding for the Company for its operations and for the Company’s going and staying public in the U.S., including but not limited to legal, accounting, EDGAR, filing, corporate and other fees and expenses (the “Funding”).  Lender hereby agrees to provide all Funding needed by the Company for its operations and for the Company’s going and staying public in the U.S. on the terms and conditions set forth herein.

Nothing in this agreement shall obligate Lender to provide any funding for any other purpose, including property acquisition or renovation.

2.  TERM

The term of this Agreement began as of the date of this Agreement and shall terminate when the Company generates operating revenues or receives other financing in amounts necessary to fund its operations and for the Company’s going and staying public i, including but not limited to legal, accounting, EDGAR, filing, corporate and other fees and expenses.

3.  FUNDING TERMS

The Funding will be provided by Lender on a non-interest bearing basis due upon demand.  There is no limit on the amount of Funding which must be provided under the Agreement, and Lender agrees to provide all needed Funding.  Lender further represents that he has sufficient liquid assets to meet all of Funding obligations under the Agreement.

There is no dollar limit to the amount Mr. O’Connor has agreed to provide under the Funding Agreement.  As of June 30, 2012, Mr. O’Connor has provided $21,947 under the Funding Agreement.

Because Mr. O’Connor controls us, he effectively sits on both sides of the Funding Agreement and, therefore, has the power to modify this arrangement. Modification might reduce and/or eliminate funds received under the Funding Agreement.  However, because Mr. O’Connor has a fiduciary duty to us and our shareholders, he has indicated that he will assure strict adherence to these provisions of the Agreement and will provide all funding as needed without unilaterally modifying the Funding Agreement.

Our independent registered public accounting firm has raised substantial doubt as to our ability to continue as a going concern

GENERAL INFORMATION AS TO REGISTRANT

Westchester Holding Group is a Nevada corporation formed on September 14, 2011.

We intend in the future to acquire through Winchester Holding Properties LLC, an Illinois limited liability company which is our wholly-owned subsidiary and its series of to-be formed sub-subsidiary LLC’s, each sub-subsidiary LLC to acquire each property, single and multi-family real estate and real estate related-assets in the greater Chicago metropolitan area (including Northern Indiana).  We anticipate that our initial focus will be on be on properties that qualify for the HUD Section 8 tenant-based Housing Choice Voucher (HCV) program that is funded by the federal government and administered by the Chicago Housing Authority (CHA).  The Voucher Program allows eligible families to select housing in the private rental market and receive assistance in that housing unit. Rental housing has to meet the basic housing quality standards, but there is no fair market rent limitation on rent. Under this tenant-based assistance program, now known as the Housing Choice Voucher (HCV) program, an assisted family is required to pay at least 30 percent of adjusted income for rent.

We have instructed counsel to prepare an acquisition contract for a single-family residential property that   qualifies or we anticipate will be qualified for the Section 8 HCV Program.  This property is:

9247 Normal Avenue, Chicago, Illinois 60620.

•	Description: 5 Bedroom, 2 Bathroom, Living room, Dining room, Kitchen, Full finished basement.
•	Status: Section 8 Tenant paying $1600 per month.
•	Anticipated Mortgage: $45,000.00 @ 10% interest per annum payable over 30 years, payment per month principal & interest is $394.91
•
Owner: Moe Options Inc Profit Sharing Plan & Trust, which is an affiliate of one of our shareholders who is not an affiliate of us due to his small share ownership percentage and lack of other factors meeting the definition of affiliate

•	Anticipated Purchase Price: $45,000
•	Current Mortgage Debt: $45,000
•
Anticipated Contract Contingencies:   Agreement to transfer by Mortgagee; the Seller closing on the purchase and then securing audit from PCAOB member firm.   The Seller has requested an agreement from the Mortgagee but has not yet secured a formal response.

We anticipate that the contract will be finalized within the next 60 days but cannot predict when the contract contingencies will be satisfied.  If either or both contingencies cannot be satisfied within 6 months of the date of the contracts, it is anticipated that we will locate other suitable properties to acquire.  We have no contract, agreement or commitment to acquire or develop any other property as of the date of this Prospectus.

We anticipate that we will focus initially on acquiring similar properties in the Chicago IL that qualify for the Section 8 HCV Program, our ability to do so will depend upon our ability to secure additional equity financing and, if necessary or appropriate, mortgage financing on these properties.  We will not acquire any property unless we believe the property will generate sufficient cash flow to cover all operating costs, including mortgage payments.  We believe that by becoming a public company, our ability to raise equity financing in future offerings of our common stock will be facilitated and we intend to undertake such an offering after we secure a qualification for quotation of our securities on the OTCBB or OTCQB.

Although it is currently not contemplated that we will do so in the immediate future, we reserve the right to acquire additional similar properties owned by Thomas O’Connor or his affiliates.  Our acquisition policy on these acquisitions is the purchase price will be based upon assumption of the existing mortgages, as in our current planned acquisitions.  We believe that the financial institutions holding the mortgages on Mr. O’Connor’s properties that we may acquire will act favorably upon requests to have us assume mortgages because they will not be asked to release Mr. O’Connor or his affiliates from the existing mortgage liabilities but simply adding us as an additional obligor.  However, difficulties in securing required audited financial statements on these properties may ultimately make acquisition unfeasible.

Although we anticipate that we will initially focus on acquiring similar properties, the properties we acquire may also be newly constructed properties or properties under development or construction and may include multifamily properties purchased for conversion into condominiums and single-tenant properties that may be converted for multifamily use.  They may also be properties that do not qualify for the Section 8 HCV Program.

In addition, our investment strategy may include development projects that we will build or participate in building for sale or lease.  For example, depending upon a variety of economic factors such as cost and availability of construction financing and land and labor costs in the greater Chicago metropolitan area (including Northern Indiana), we may determine that it may be more profitable to construct real estate ourselves and either lease it and hold for eventual resale or resell directly rather than to acquire existing real estate.

It is possible that we may acquire properties through one or more joint ventures in order to increase our purchasing power and diversify our portfolio of properties in terms of geographic region, property type and tenant industry group. Increased portfolio diversification reduces the risk to investors as compared to a program with less diversified investments. Our joint ventures may be with affiliates or with non-affiliated third parties. In any joint venture with an affiliate, the cost of our investment must be supported by a current appraisal of the asset. Generally, we will only enter into a joint venture in which we will approve major decisions of the joint venture. If we do enter into joint ventures, we may assume liabilities related to a joint venture that exceeds the percentage of our investment in the joint venture.  We have no specific plan as to whether we will acquire or develop ourselves or jointly any specific properties or projects.

We will seek to identify and invest in residential real estate that management believes can be purchased and renovated or developed on terms that will enable it to rent the property at rates sufficient to cover our carrying costs and later sell for a profit. There is no limitation in the amount of funds we may invest in either property acquisition or property development.  There is no limitation on or percentage allocation of funds or assets between property acquisition and property development or between 100% ownership or joint venture ownership.  We have the option to reinvest proceeds from the sale of our properties in additional properties.

Assuming we raise sufficient funding in the future, our investment strategy is designed to provide investors with a diversified portfolio of real estate assets.  However, it is possible that we may not secure funding to acquire or develop additional properties or we may acquire exclusively or almost exclusively Section 8 Voucher eligible properties, in which case our portfolio will not be diversified.

Property Management

Our properties will be managed by Kingdom Management Company, an affiliate.  Initially Kingdom will not charge for this service as its principal, Thomas O’Connor will receive a salary from us as described in this registration statement.  However, assuming that we have sufficient positive cash flow in the future, Kingdom Management Company may be paid for these services based upon a comparable amount charged by unaffiliated companies providing the same services in the Chicago IL area.

Management Experience in Real Estate

Our president, Thomas O’Connor, has significant real estate experience, primarily involving construction and management of various kinds of properties, specifically properties that qualify for the Section 8 HCV Program.  In managing properties, he oversaw day-to-day operations, communicating with tenants, approving leases, running credit checks, maintaining communication with villages or cities to be in compliance with all ordinances. He handled tenant complaints, interviewed perspective tenants, roofing issues, plumbing issues, and door issues by hiring outsourced labor. He also handled all accounting issues including maintenance of books and negotiated with banks on loans.  In the past 10 years, he has developed, owned and managed 60 plus single family homes.  Through an affiliate, he owns 16 other Section 8 single family properties similar to the two properties which we currently anticipate acquiring from affiliates.

We believe that our management’s specific prior experience the Chicago Housing Authority Section 8 HCV Program, allows us to better select qualified properties and secure and manage tenants for our properties.  Because of management’s experience in understanding the program and screening tenants, lease defaults with four exceptions have not occurred on Section 8 Voucher eligible properties owned and managed by management and his affiliates in the past 5 years.

Locating Properties

Our process is built on a disciplined, common sense analysis that seeks to manage risk through careful research of both the geographic sector and individual properties.  The process combines a fundamental analysis of overall economic geographic market conditions, followed with individual property analysis.  We evaluate properties with a view toward qualification for Section 8 HCV Program or for cash flow and appreciation potential.

Purchase Procedures

Once we have located a property that we may want to purchase, we will ascertain whether the owner is willing to sell the property. We then negotiate a purchase price and ask the following questions of the prospective seller and/or obtain answers from third parties:

Favorable conditions we will look for regarding this factor are:

o	The price is below market value. We determine market value through appraisals and comparable sales reports in the area.
o	With respect to price, we would also consider value trends, such as historical yearly increases in property values

Are there any defects on the title? Favorable conditions we will look for regarding this factor are:

o	No liens and/or encumbrances.

o	The buyer is able to deliver a clean title within the time we would like to close.

Financing Procedures

We will attempt to obtain financing from local banks doing business within the area where we are attempting to purchase property.  Our officers may personally guarantee debt; however, there are no assurances that our officers, or we, will be in a financial position to do so. We do not have any written agreements now or in the past with our officers obligating them to guarantee repayment of future debt or any of our other obligations.  Our officers are required to provide us with capital but only for operational and SEC registration and reporting, not for property acquisition. We hope to leverage the property with a financial institution or private lender so that funds are available for additional purchases, based on using the property as collateral.

The procedures for obtaining our financing are as follows:

1.	File loan application.

2.	Credit checks, property appraisal done.

3.	Loan documents drafted.

4.	Down payment made that is typically approximately 30 to 50% of the appraised value.

5.	Institution lends funds for the balance, less certain transaction fees that are typically between approximately 2 to 3%.

6.	A lien is then filed with the appropriate recorder’s office.

There are no assurances that our financing procedures will be adequate to secure the funds needed to sustain our operations.

Distribution

We have no distribution agreements in place with anyone. We plan to hold and sell the properties we acquire primarily through direct selling efforts involving established real estate brokers and property managers and corporations that may have a need for residential and/or commercial real estate. We plan to contract with real estate brokers, sub-contractors and other agents to assist in us on a project-by-project basis.

Competitive Business Conditions

We face significant competition both in acquiring properties, repositioning properties and in attracting renters. Our market area is highly competitive, and we will face direct competition from a significant number of real estate investors, many with a local, state-wide or regional presence and, in some cases, a national presence. Many of these investors are significantly larger and have greater financial resources than we do. We have significantly less capital, assets, revenues, employees and other resources than our local, regional and/or national and international competition.

Intellectual Property

At present, we do not have any patents, trademarks, licenses, franchises, concessions, and royalty agreements, labor contracts or other proprietary interests.

Government and Environmental Regulation

Governmental zoning and land use regulations may exist or be promulgated that could have the effect of restricting or curtailing certain uses of our real estate. Such regulations could adversely affect the value of any of our properties affected by such regulations. In recent years real estate values have also sometimes been adversely affected by the presence of hazardous substances or toxic waste on, under or in the environs of the property. A substance (or the amount of a substance) may be considered safe at the time the property is purchased but later classified by law as hazardous. Owners of properties have been liable for substantial expenses to remedy chemical contamination of soil and groundwater at their properties even if the contamination predated their ownership. Although  we intend to exercise reasonable efforts to assure that no properties are acquired that give rise to such liabilities, chemical contamination cannot always be detected through readily available means, and the possibility of such liability cannot be excluded.

Under various federal, state and local laws, ordinances and regulations, we may be required to investigate and clean up certain hazardous or toxic substances released on or in properties we own or operate, and also may be required to pay other costs relating to hazardous or toxic substances. This liability may be imposed without regard to whether we knew about the release of these types of substances or were responsible for their release. The presence of contamination or the failure to remediate property contaminations at any of our properties may adversely affect our ability to sell or lease the properties or to borrow using the properties as collateral. The costs or liabilities could exceed the value of the affected real estate.  we have not been notified by any governmental authority, however, of any non-compliance, liability or other claim in connection with any of our properties, and  we are not aware of any other environmental condition with respect to any of our properties that management believes would have a material adverse effect on our business, assets or results of operations taken as a whole.

Although we will attempt to determine the environmental condition of each property as part of our due diligence, we cannot be certain that this investigation will reveal all conditions that may impose an obligation on us to mitigate the environmental condition. If we were subject to environmental liability, which could be imposed based on our ownership of its property, such liability could adversely affect the value of your investment.

Section 8 Tenant-Based Housing Choice Voucher Program

The Section 8 tenant-based Housing Choice Voucher (HCV) program is funded by the federal government and administered by the Chicago Housing Authority (CHA) for the jurisdiction of the City of Chicago, County of Cook, Illinois.

The Housing and Community Development (HCD) Act of 1987 authorized a new version of tenant-based assistance – the Section 8 Voucher program. The Voucher allows eligible families to select housing in the private rental market and receive assistance in that housing unit. Rental housing has met the basic housing quality standards, but there is no fair market rent limitation on rent. Under this tenant-based assistance program, now known as the Housing Choice Voucher (HCV) program, an assisted family is required to pay at least 30 percent of adjusted income for rent.

When a family is determined to be eligible for the program and funding is available, the CHA issues the family a housing voucher. When the family finds a suitable housing unit and funding is available, the CHA will enter into a contract with the owner and the family will enter into a lease with the owner. Each party makes their respective payment to the owner so that the owner receives full rent.

Renting to an HCVP Participant is similar to renting to any other tenant: HCVP Property Owners screen Voucher Holders for suitability (as they would any other potential tenant), ask for a security deposit, collect rent and enforce the provisions of their lease (including settling disputes with tenants and evicting those who violate the lease).  Owners can market their property to Voucher Holders by registering it in the CHA’s online database or listing it at any of the HCVP Regional Offices.

If after an Owner shows a unit to a Voucher Holder and they want to rent it, the Property Owner will have to take them through their application and screening process as they would any other tenant. If the Owner determines that the Voucher Holder will make a good tenant, the Voucher Holder will hand over their Request for Tenancy Approval (RTA) packet to the Property Owner for completion and submission.  The Property Owner will submit the completed RTA packet to the appropriate HCV Program Regional Office.

Once CHA receives the completed RTA packet, a Housing Quality Standards (HQS) inspection will be scheduled. Generally, the Property Owner will receive a call to set up the appointment for the initial inspection within three to five business days after the packet is received by CHA. An HQS inspection ensures that the unit meets a set of health and safety standards established by the federal government. The unit must pass the inspection and CHA must approve the rent for the unit before it can be leased to a Voucher Holder.

The final step in this process involves the Property Owner signing a lease with the Voucher Holder and a Housing Assistance Payment (HAP) Contract with CHA.  The HAP Contract governs the relationship between CHA and the Property Owner and outlines the rights and responsibilities of each party under the HCV Program. In short, CHA’s responsibility to the Property Owner is to make monthly payments on the family’s behalf in a timely manner, and the Property Owner’s responsibility is to enforce the provisions of the lease, abide by landlord/tenant laws and keep the unit in good condition.

Lease terms are typically one year.  When the lease term is up, if the tenant wishes to continue the lease and still qualifies for the program, a follow up HQS inspection is made and the owner is required to correct all deficiencies before the new lease term can begin.

Research And Development

We have spent no funds on research and development.

Employees

Presently, we have no employees other than President, Thomas O’Connor and one clerical staff.

Selection, Management and Custody of Registrant’s Investments

All arrangements for purchases, sales, leases, maintenance and insurance will be undertaken by our existing management, Thomas O’Connor’s, President and CEO. Their business address is 10540 S. Western Ave., Suite 313, Chicago, Il. 60643I

INVESTMENT POLICIES

We intend in the future to acquire through Winchester Holding Properties LLC, an Illinois limited liability company which is our wholly-owned subsidiary and its series of to-be formed sub-subsidiary LLC’s, each sub-subsidiary LLC to acquire each property, single and multi-family real estate and real estate related-assets in the greater Chicago metropolitan area (including Northern Indiana).  We anticipate that our initial focus will be on be on properties that qualify for the HUD Section 8 tenant-based Housing Choice Voucher (HCV) program that is funded by the federal government and administered by the Chicago Housing Authority (CHA).  The Voucher Program allows eligible families to select housing in the private rental market and receive assistance in that housing unit. Rental housing has to meet the basic housing quality standards, but there is no fair market rent limitation on rent. Under this tenant-based assistance program, now known as the Housing Choice Voucher (HCV) program, an assisted family is required to pay at least 30 percent of adjusted income for rent.  A complete description of the Section 8 HCV Program is set forth in “General Information as to Registrant,” above.

We have instructed counsel to prepare an acquisition contract for a single-family residential property that   qualifies or we anticipate will be qualified for the Section 8 HCV Program.  This property is:

9247 Normal Avenue, Chicago, Illinois 60620.

•	Description: 5 Bedroom, 2 Bathroom, Living room, Dining room, Kitchen, Full finished basement.
•	Status: Section 8 Tenant paying $1600 per month.
•	Anticipated Mortgage: $45,000.00 @ 10% interest per annum payable over 30 years, payment per month principal & interest is $394.91
•
Owner: Moe Options Inc Profit Sharing Plan & Trust, which is an affiliate of one of our shareholders who is not an affiliate of us due to his small share ownership percentage and lack of other factors meeting the definition of affiliate

•	Anticipated Purchase Price: $45,000
•	Current Mortgage Debt: $45,000
•
Anticipated Contract Contingencies:   Agreement to transfer by Mortgagee; the Seller closing on the purchase and then securing audit from PCAOB member firm.   The Seller has requested an agreement from the Mortgagee but has not yet secured a formal response.

We anticipate that the contract will be finalized within the next 60 days but cannot predict when the contract contingencies will be satisfied.  If either or both contingencies cannot be satisfied within 6 months of the date of the contracts, it is anticipated that we will locate other suitable properties to acquire.  We have no contract, agreement or commitment to acquire or develop any other property as of the date of this Prospectus.

We anticipate that we will focus initially on acquiring similar properties in the Chicago IL that qualify for the Section 8 HCV Program, our ability to do so will depend upon our ability to secure additional equity financing and, if necessary or appropriate, mortgage financing on these properties.  We will not acquire any property unless we believe the property will generate sufficient cash flow to cover all operating costs, including mortgage payments.  We believe that by becoming a public company, our ability to raise equity financing in future offerings of our common stock will be facilitated and we intend to undertake such an offering after we secure a qualification for quotation of our securities on the OTCBB or OTCQB.

Although it is currently not contemplated that we will do so in the immediate future, we reserve the right to acquire additional similar properties owned by Thomas O’Connor or his affiliates.  Our acquisition policy on these acquisitions is the purchase price will be based upon assumption of the existing mortgages, as in our current planned acquisitions.  We believe that the financial institutions holding the mortgages on Mr. O’Connor’s properties that we may acquire will act favorably upon requests to have us assume mortgages because they will not be asked to release Mr. O’Connor or his affiliates from the existing mortgage liabilities but simply adding us as an additional obligor.  However, difficulties in securing required audited financial statements on these properties may ultimately make acquisition unfeasible.

We anticipate that contracts will be finalized within the next 60 days but cannot predict when the contract contingencies will be satisfied.  If either or both contingencies cannot be satisfied within 6 months of the date of the contracts, it is anticipated that we will substitute other similar properties owned by Thomas O’Connor or his affiliates.

Although we anticipate that we will initially focus on acquiring similar properties, the properties we acquire may also be newly constructed properties or properties under development or construction and may include multifamily properties purchased for conversion into condominiums and single-tenant properties that may be converted for multifamily use.  They may also be properties that do not qualify for the Section 8 HCV Program.

In addition, our investment strategy may include development projects that we will build or participate in building for sale or lease.  For example, depending upon a variety of economic factors such as cost and availability of construction financing and land and labor costs in the greater Chicago metropolitan area (including Northern Indiana), we may determine that it may be more profitable to construct real estate ourselves and either lease it and hold for eventual resale or resell directly rather than to acquire existing real estate.

It is possible that we may acquire properties through one or more joint ventures in order to increase our purchasing power and diversify our portfolio of properties in terms of geographic region, property type and tenant industry group. Increased portfolio diversification reduces the risk to investors as compared to a program with less diversified investments. Our joint ventures may be with affiliates or with non-affiliated third parties. In any joint venture with an affiliate, the cost of our investment must be supported by a current appraisal of the asset. Generally, we will only enter into a joint venture in which we will approve major decisions of the joint venture. If we do enter into joint ventures, we may assume liabilities related to a joint venture that exceeds the percentage of our investment in the joint venture.  We have no specific plan as to whether we will acquire or develop ourselves or jointly any specific properties or projects.

We will seek to identify and invest in residential real estate that management believes can be purchased and renovated or developed on terms that will enable it to rent the property at rates sufficient to cover our carrying costs and later sell for a profit. There is no limitation in the amount of funds we may invest in either property acquisition or property development.  There is no limitation on or percentage allocation of funds or assets between property acquisition and property development or between 100% ownership or joint venture ownership.  We have the option to reinvest proceeds from the sale of our properties in additional properties.

Assuming we raise sufficient funding in the future, our investment strategy is designed to provide investors with a diversified portfolio of real estate assets.  However, it is possible that we may not secure funding to acquire or develop additional properties or we may acquire exclusively or almost exclusively Section 8 Voucher eligible properties, in which case our portfolio will not be diversified.

It is our policy to acquire real estate primarily for possible capital gain as well as for income.

We have established networking relationships in the areas in which we intend to acquire properties from whom we get information on properties that will be coming on the market.

We have no present intention to invest in first or second mortgages, securities of companies primarily engaged in real estate activities, or interests in real estate investment trusts or real estate limited partnerships.

We currently have no limitations on the percentage of assets which may be invested in any one investment, or the type of securities or investments we may buy. However, the board of directors in its discretion may set policies regarding the percentage of assets which may be invested in any one investment, or type of investment. The Company’s current policy is to evaluate each investment based on its potential capital return to the Company.

We do not plan to enter into the business of originating, servicing or warehousing mortgages or deeds of trust.

We may invest in real estate-related securities, including securities issued by other real estate companies, primarily in instruments such as bonds or other debt backed by real estate or tax liens.

We do not intend:

•	To issue senior securities other than our preferred stock.

•	To make loans to other persons, except for bridge loans to non-affiliates for property rehabilitation with a term of less than 12 months secured by a mortgage on the property

•	To underwrite securities of other issuers.

•	To engage in the purchase and sale (or turnover) of investments.

•	To repurchase or otherwise reacquire our shares or other securities except for preferred stock if provided in the designation.

•	To invest in the securities of other issuers for the purpose of exercising control.

These policies may be changed by the directors without a vote of security holders.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material U.S. federal income tax considerations associated with an investment in the shares. This summary assumes that shareholders will hold our common stock as capital assets, which generally means as property held for investment. For tax purposes, dividends paid on our common stock, if any, will be taxed to our shareholders as ordinary income. Sale of shares of common stock held for more than one year are taxed at capital gains rates. Our security holders will not be subject to federal income taxes from gains from the sale of securities or property.  Any distributions in excess of annual net income in the form of dividends, which will be the only form of distributions, will be subject to tax as ordinary income.

We will be taxed as a C Corporation under Federal income tax laws and will pay federal income taxes based upon our reported income.

MARKET PRICE OF AND DIVIDENDS ON THE COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained.  A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales.  Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.  We have no plans, proposals, arrangements, or understandings with any person with regard to the development of a trading market in any of our securities.

Options, Warrants, Convertible Securities

There are no options, warrants or convertible securities outstanding.

Penny Stock Considerations

Our shares will be "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00.  Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.  In addition, under the penny stock regulations the broker-dealer is required to:

•
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

•
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and

•
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market.  These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded.  In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities.  Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of common stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock.  We have engaged in preliminary discussions with a FINRA Market Maker to file our application on Form 211 with FINRA, but as of the date of this prospectus, no filing has been made.  Based upon our counsel’s prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 – 8 weeks for FINRA to issue a trading symbol.

Sales of our common stock under Rule 144.

There are 570,700 shares of our common stock held by non-affiliates and 25,000,000 shares held by affiliates that Rule 144 of the Securities Act of 1933 defines as restricted securities. 315,000 shares of our common stock held by non-affiliates are currently eligible for resale or are being registered in this offering, however affiliates will still be subject to the resale restrictions of Rule 144.  In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Holders

As of the date of this registration statement, we had 38 shareholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future.  We plan to retain any future earnings for use in our  business.  Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Shareholders

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through December 31, 2012, including a Form 10-K for the year ended December 31, 2012, assuming this registration statement is declared effective before that date.  At or prior to December 31, 2012, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.  We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 2,000 shareholders of which no more than 499 are not Accredited Investors as defined in Regulation D and total assets of more than $10 million on December 31, 2012.  If we do not file a registration statement on Form 8-A at or prior to December 31, 2012, we will continue as a reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.  We currently intend to voluntarily send an annual report to shareholders containing audited financial statements.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-11.  For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

DESCRIPTION OF SECURITIES

The following description as a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws.  The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 100,000,000 shares of common stock with $0.001 par value per share. As of the date of this registration statement, there were 25,570,700 shares of common stock issued and outstanding held by 38 shareholders of the record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock in series as fixed by the Directors with $0.001 par value per share. As of the date of this Prospectus, there are no preferred shares outstanding.

Preferred stock may be issued in series with preferences and designations as the Board of Directors may from time to time determine. The board may, without shareholder’s approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of our common shareholders and may assist management in impeding an unfriendly takeover or attempted changes in control. There are no restrictions on our ability to repurchase or reclaim our preferred shares while there is any arrearage in the payment of dividends on our preferred stock.

LEGAL PROCEEDINGS

There are no pending or threatened lawsuits against us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.  The business address of the shareholders is 10540 S. Western Ave. Suite 313, Chicago, Il. 60643.

Name of Officers	Number of Shares of Common Stock	Percentage

Thomas O’Connor	25,000,000	97.8%

All officers and directors as a group [1 person]	25,000,000	97.8%

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 25,570,700 shares of common stock outstanding as of June 30, 2012.

DIRECTORS AND EXECUTIVE OFFICERS

The board of directors elects our executive officers annually.  A majority vote of the directors who are in office is required to fill vacancies.  Each director shall be elected for the term of one year, and until his or her successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officers are as follows:

Name	Age	Position

Thomas O’Connor	44	President, CEO and Director

Mr. O’Connor joined us as President and Director upon formation in September 2011.  From December 2004 to date he has been manager and owner of Kingdom Management Company, an affiliate in the business of owning and managing Section 8 HCV Program properties in Chicago.  As all his new real estate activities will be conducted in our company and not Kingdom Management Company, he will spend a minimal amount of his time, less than 10%, on the business of Kingdom Management Company as he does not anticipate that this will detract from our ability to implement our business plan.  From August 2001 to November 2008, he was president of Kerrygold Builders and Developers Building and Framing Contractor.  As a member of the board, Mr. O’Connor contributes significant real estate industry-specific experience and expertise, including that dealing with the Section 8 HCV Program in the Chicago area, to our business.

Family Relationships

None.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

·	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

·	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

·
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

·
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

·
Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

·	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.

·	Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

Board Committees

We have no audit, compensation or nominating committees and do not intend to have any such committees in the near future if and for so long as our stock trades on the OTC Bulletin Board.

EXECUTIVE COMPENSATION

Employment Arrangements

We have an oral agreement with our President, Mr. O’Connor, that he will receive an annual salary of $60,000 per year.  However, we will not start paying him until we have sufficient positive cash flow to pay all of our operating expenses prior to paying this salary.  No salary or any other compensation to Mr. O’Connor is being accrued.

Board of Directors

We have no compensation arrangements (such as fees for retainer, committee service, service as chairman of the board or a committee, and meeting attendance) with directors.

Board of Directors

We have no compensation arrangements (such as fees for retainer, committee service, service as chairman of the board or a committee, and meeting attendance) with directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

On the date of our inception, we issued 25,000,000 shares of our common stock , $.001 par value, to our officer and director for $25,000 subscription receivable, received in March 2012, at a price of $.001 per share, the par value .

We have instructed counsel to prepare an acquisition contract for a single-family residential property that   qualifies or we anticipate will be qualified for the Section 8 HCV Program.  This property is:

9247 Normal Avenue, Chicago, Illinois 60620.

•	Description: 5 Bedroom, 2 Bathroom, Living room, Dining room, Kitchen, Full finished basement.
•	Status: Section 8 Tenant paying $1600 per month.
•	Anticipated Mortgage: $45,000.00 @ 10% interest per annum payable over 30 years, payment per month principal & interest is $394.91
•
Owner: Moe Options Inc Profit Sharing Plan & Trust, which is an affiliate of one of our shareholders who is not an affiliate of us due to his small share ownership percentage and lack of other factors meeting the definition of affiliate

•	Anticipated Purchase Price: $45,000
•	Current Mortgage Debt: $45,000
•
Anticipated Contract Contingencies:   Agreement to transfer by Mortgagee; the Seller closing on the purchase and then securing audit from PCAOB member firm.   The Seller has requested an agreement from the Mortgagee but has not yet secured a formal response.

We anticipate that the contract will be finalized within the next 60 days but cannot predict when the contract contingencies will be satisfied.  If either or both contingencies cannot be satisfied within 6 months of the date of the contracts, it is anticipated that we will locate other suitable properties to acquire.  We have no contract, agreement or commitment to acquire or develop any other property as of the date of this Prospectus.

We anticipate that we will focus initially on acquiring similar properties in the Chicago IL that qualify for the Section 8 HCV Program, our ability to do so will depend upon our ability to secure additional equity financing and, if necessary or appropriate, mortgage financing on these properties.  We will not acquire any property unless we believe the property will generate sufficient cash flow to cover all operating costs, including mortgage payments.  We believe that by becoming a public company, our ability to raise equity financing in future offerings of our common stock will be facilitated and we intend to undertake such an offering after we secure a qualification for quotation of our securities on the OTCBB or  OTCQB.

Although it is currently not contemplated that we will do so in the immediate future, we reserve the right to acquire additional similar properties owned by Thomas O’Connor or his affiliates.  Our acquisition policy on these acquisitions is the purchase price will be based upon assumption of the existing mortgages, as in our current planned acquisitions.  We believe that the financial institutions holding the mortgages on Mr. O’Connor’s properties that we may acquire will act favorably upon requests to have us assume mortgages because they will not be asked to release Mr. O’Connor or his affiliates from the existing mortgage liabilities but simply adding us as an additional obligor.  However, difficulties in securing required audited financial statements on these properties may ultimately make acquisition unfeasible.

Our properties will be managed by Kingdom Management Company, an affiliate.  Initially Kingdom will not charge for this service as its principal, Thomas O’Connor will receive a salary from us as described in this registration statement.  However, assuming that we have sufficient positive cash flow in the future, Kingdom Management Company may be paid for these services based upon a comparable amount charged by unaffiliated companies providing the same services in the Chicago IL area.

Our officer and director, Thomas O’Connor, President and CEO, may be deemed promoter of our company.  We believe that all related party transactions were on terms at least as favorable as we would have secured in arm’s-length transactions with third parties.  Except as set forth above, we have not entered into any material transactions with any director, executive officer, and promoter, beneficial owner of five percent or more of our common stock, or family members of such persons.

Director Independence

Our board of directors has determined that we do not have a board member that qualifies as “independent” as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and as defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules.

POLICIES WITH RESPECT TO CERTAIN TRANSACTIONS

Our policy with respect to officers or directors concerning certain transactions is as follows:

We anticipate that we will acquire properties owned by Thomas O’Connor or his affiliates.  Our acquisition policy on these acquisitions is the purchase price will be based upon assumption of the existing mortgages, as in our current planned acquisitions.

Our properties will be managed by Kingdom Management Company, an affiliate.  Initially Kingdom will not charge for this service as its principal, Thomas O’Connor will receive a salary from us as described in this registration statement.  However, assuming that we have sufficient positive cash flow in the future, Kingdom Management Company may be paid for these services based upon a comparable amount charged by unaffiliated companies providing the same services in the Chicago IL area.

It is also possible that we may acquire properties through one or more joint ventures in order to increase our purchasing power and diversify our portfolio of properties in terms of geographic region, property type and tenant industry group. Increased portfolio diversification reduces the risk to investors as compared to a program with less diversified investments. Our joint ventures may be with affiliates or with non-affiliated third parties. In any joint venture with an affiliate, the cost of our investment must be supported by a current appraisal of the asset. Generally, we will only enter into a joint venture in which we will approve major decisions of the joint venture. If we do enter into joint ventures, we may assume liabilities related to a joint venture that exceed the percentage of our investment in the joint venture.

Except for activities in Kingdom Management Group, no officer or director may engage for their own account in business activities of the types conducted or to be conducted by us except as set forth below.  All future real estate business activities of management not related to the 16 existing properties currently owned and managed by management and its affiliates, including property acquisition, must be conducted through us and not through Kingdom, except as follows:  An affiliate may initially acquire a property if it will facilitate securing financing provided such property will be sold to us pursuant to the guidelines above as soon as practical.

LIMITATIONS OF LIABILITY

Our organizational documents limit the personal liability of our directors and officers for monetary damages to the fullest extent permitted under current Nevada law and except as may be qualified by the requirements of our articles of incorporation with respect to the indemnification of directors, provide that a director or officer may be indemnified to the fullest extent required or permitted by Nevada law.

Section 78.7502 of the Nevada Revised Statutes empowers a Nevada corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person (i) is not liable for breaching his or her duties as a director or officer of the corporation, where such breach involved intentional misconduct, fraud or a knowing violation of law and (ii) acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. A Nevada corporation may indemnify any person against expenses (including attorneys’ fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where a director, officer, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred in connection with the defense.

INTEREST OF NAMED EXPERTS

The financial statements appearing in this prospectus and registration statement at December 31, 2011 and for the period from September 14, 2011 (inception) to December 31, 2011 have been audited by Salberg & Company, P.A., an independent registered public accounting firm as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The legality of the shares offered under this registration statement is being passed upon by Williams Securities Law Firm, P.A., Tampa, Florida.  Michael T. Williams, principal of Williams Law Group, P.A., owns 255,700 shares of our common stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Nevada, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

FINANCIAL STATEMENTS

Winchester Holding Group
(A Development Stage Company)

June 30, 2012

Index to Consolidated Financial Statements

Contents	Page(s)

Consolidated Balance Sheets as of June 30, 2012 (unaudited) and December 31, 2011	F-2

Consolidated Statements of Operations for the three and six months ended June 30, 2012 and for the period from September 14, 2011 (Inception) through June 30, 2012 (unaudited)	F-3

Consolidated Statement of Changes in Stockholders' Equity (Deficiency) for the Period from September 14, 2011 (Inception) through December 31, 2011 and for the six months ended June 30, 2012(unaudited)	F-4

Consolidated Statements of Cash Flows for the six months ended June 30, 2012 and for the period from September 14, 2011 (Inception) through June 30, 2012 (unaudited)	F-5

Notes to the Consolidated Financial Statements (unaudited)	F-6

Winchester Holding Group
(A development stage company)
Consolidated Balance Sheets

	June 30, 2012	December 31, 2011
	(Unaudited)
Assets
Current Assets
Cash	$41,213	$-

Total current assets	41,213	-

Total Assets	41,213	-

Liabilities and Stockholders' Equity (Deficiency)
Current Liabilities
Accrued expenses	3,100	-
Due to investor	500	-
Note payble, related party	21,947	13,365

Total current liabilities	25,547	13,365

Commitments and Contingencies (Note 6)

Stockholders' Equity (Deficiency)
Preferred stock: $0.001 par value; 10,000,000 shares authorized;
none issued or outstanding	-	-
Common stock: $0.001 par value; 100,000,000 shares authorized;
25,570,700 and 25,255,700 shares issued and outstanding, respectively	25,571	25,256
Stock subscription receivable	-	(25,000)
Additional paid-in capital	31,185	-
Deficit accumulated during the development stage	(41,090)	(13,621)

Total Stockholders' Equity (Deficiency)	15,666	(13,365)

Total Liabilities and Stockholders' Equity (Deficiency)	$41,213	$-

See accompanying notes to the consolidated financial statements.

Winchester Holding Group
(A development stage company)
Consolidated Statements of Operations

	For the Three Months Ended June 30, 2012	For the Six Months Ended June 30, 2012	For the Period from September 14, 2011(Inception) through June 30, 2012
	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$-	$-	$-

Costs of Goods Sold	-	-	-

Gross Profit	-	-	-

Operating Expenses
Professional fees	18,777	25,859	37,859
Legal fees	-	-	256
General and administrative	110	1,610	2,975

Total operating expenses	18,887	27,469	41,090

Loss before Income Taxes	(18,887)	(27,469)	(41,090)

Income Tax Provision	-	-	-

Net Loss	$(18,887)	$(27,469)	$(41,090)

Net loss per common share - Basic and Diluted	$(0.001)	$(0.001)	$(0.002)

Weighted average common shares outstanding - Basic and Diluted	25,564,767	25,506,644	25,465,554

See accompanying notes to the consolidated financial statements.

Winchester Holding Group
( A Development Stage Company)
Consolidated Statement of Changes in Stockholders' Equity (Deficiency)
For the Period from September 14, 2011 (Inception) through December 31, 2011 and for the Six Months Ended June 30, 2012

							Deficit
							Accumulated	Total
	Preferred Stock		Common Stock			Additional	during the	Stockholders'
	Number of Shares	Amount	Number of Shares	Amount	Subscription Receivable	Paid-in Capital	Development Stage	Equity (Deficiency)

September 14, 2011 (Inception)	-	-	-	$-	$-	$-	$-	$-

Shares issued to founder for cash			25,000,000	25,000	(25,000)	-	-	-

Shares issued for legal services			255,700	256	-	-	-	256

Net loss for the period from Setpember 14, 2011
(inception) through December 31, 2011							(13,621)	(13,621)

Balance, December 31, 2011	-	-	25,255,700	25,256	(25,000)	-	(13,621)	(13,365)

Proceeds from stock subscription receivable					25,000	-	-	25,000

Common stock issued for cash			315,000	315		31,185		31,500

Net loss for the six months ended June 30, 2012							(27,469)	(27,469)

Balance, June 30, 2012 (unaudited)	-	-	25,570,700	$25,571	$-	$31,185	$(41,090)	$15,666

See accompanying notes to the consolidated financial statements.

Winchester Holding Group
(A development stage company)
Consolidated Statements of Cash Flows

	For the Six Months Ended June 30, 2012	For the Period from September 14, 2011 (Inception) through June 30, 2012
	(Unaudited)	(Unaudited)

Cash Flows from Operating Activities
Net loss	$(27,469)	$(41,090)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Common stock issued for legal services	-	256
Accrued expenses	3,100	3,100

Net Cash Used in Operating Activities	(24,369)	(37,734)

Cash Flows from Financing Activities
Proceeds from note payable, related party	8,582	21,947
Proceeds from sales of stock for cash	31,500	31,500
Proceeds from issuance of founders shares for cash	25,000	25,000
Due to investor	500	500

Net Cash Provided by Financing Activities	65,582	78,947

Net Change in Cash	41,213	41,213

Cash - beginning of period	-	-

Cash - end of period	$41,213	$41,213

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$-	$-
Income taxes	$-	$-

See accompanying notes to the consolidated financial statements.

Winchester Holding Group
(A Development Stage Company)
June 30, 2012
Notes to the Consolidated Financial Statements
(unaudited)
Note 1 - Organization and operations

Winchester Holding Group, a development stage company, was incorporated on September 14, 2011 under the laws of the State of Nevada. Initial operations have included organization and incorporation, target market identification, marketing plans, and capital formation.  A substantial portion of the Company’s activities has involved developing a business plan and establishing contacts and visibility in the marketplace.  The Company has generated no revenues since inception.

We intend in the future to acquire through Winchester Holding Properties LLC (a wholly owned subsidiary),  incorporated in the State of Illinois on January 11, 2012 as a limited liability company  and its series of to-be formed sub-subsidiary LLC’s. Each sub-subsidiary LLC to acquire each property, single and multi-family real estate and real estate related-assets in the greater Chicago metropolitan area (including Northern Indiana).  We anticipate that our initial focus will be on be on properties that qualify for the HUD Section 8 tenant-based Housing Choice Voucher (HCV) program that is funded by the federal government and administered by the Chicago Housing Authority (CHA).  The Voucher Program allows eligible families to select housing in the private rental market and receive assistance in that housing unit. Rental housing has to meet the basic housing quality standards, but there is no fair market rent limitation on rent. Under this tenant-based assistance program, now known as the Housing Choice Voucher (HCV) program, an assisted family is required to pay at least 30 percent of adjusted income for rent.

Note 2 - Summary of significant accounting policies

Basis of Presentation

        Management acknowledges its responsibility for the preparation of the accompanying interim consolidated financial statements which reflect all adjustments, consisting of normal recurring adjustments, considered necessary in its opinion for a fair statement of its financial position and the results of its operations for the interim period presented. These consolidated financial statements should be read in conjunction with the summary of significant accounting policies and notes to financial statements for the period September 14, 2011 (inception) to December 31, 2011 included in the Company’s Form S-11 registration statement filed on May 7, 2012.  The accompanying unaudited consolidated financial statements for Winchester Holding Group have been prepared in accordance with accounting principles generally accepted in the United States of America (the “U.S.”) and the Securities and Exchange Commission's rules and regulations for interim financial reporting. Results for interim periods are not necessarily indicative of results that may be expected for the fiscal year as a whole.

Principles of Consolidation

         The consolidated financial statements include the accounts of Winchester Holdings Group and its wholly-owned subsidiary, Winchester Holding Properties, LLC.  All significant inter-company balances and transactions have been eliminated in consolidation.

Development Stage Company

The Company is a development stage company as defined by section 810-10-20 of the FASB Accounting Standards Codification. The Company is still devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced.  All losses accumulated since inception have been considered as part of the Company’s development stage activities.

Winchester Holding Group
(A Development Stage Company)
June 30, 2012
Notes to the Consolidated Financial Statements
(unaudited)
Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The Company’s significant estimates and assumptions include the fair value of financial instruments; the carrying value, recoverability and impairment, if any, of long-lived assets, including the values assigned to and the estimated useful life of office equipment; underlying assumptions to estimate the fair value of warrants and options; income tax rate, income tax provision, deferred tax assets, deferred tax assets and the valuation allowance of deferred tax assets, and the assumption that the Company will continue as a going concern. Those significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to those estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations are deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Winchester Holding Group
(A Development Stage Company)
June 30, 2012
Notes to the Consolidated Financial Statements
(unaudited)

The carrying amounts of the Company’s financial assets and liabilities, such as cash, prepaid expenses and accounts payable, approximate their fair values because of the short maturity of these instruments.

It is not however, practical to determine the fair value of advances from stockholder due to their related party nature.

Cash equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Related parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the related parties include a. affiliates of the Company; b. entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d.  principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include:  a.)  the nature of the relationship(s) involved ; b.)  a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c.)  the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm's-length transactions unless such representations can be substantiated.

Commitment and contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur.  The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment.  In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

Winchester Holding Group
(A Development Stage Company)
June 30, 2012
Notes to the Consolidated Financial Statements
(unaudited)

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements.  If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Income taxes

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification.  Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”). Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement.  Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying consolidated balance sheets, as well as tax credit carry-backs and carry-forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its consolidated balance sheets and provides valuation allowances as management deems necessary.

Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Winchester Holding Group
(A Development Stage Company)
June 30, 2012
Notes to the Consolidated Financial Statements
(unaudited)

Net income (loss) per common share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification.  Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period.  Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially dilutive outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through contingent share arrangements, stock options and warrants.

There were no potentially dilutive common shares outstanding for the period from September 14, 2011 (inception) through June 30, 2012.

Subsequent events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements are issued.  Pursuant to ASU 2010-09 of the FASB Accounting Standards Codification, the Company as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them on EDGAR.

Recently issued accounting pronouncements

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

Note 3 – Going concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.

As reflected in the accompanying consolidated financial statements, the Company had a deficit accumulated during the development stage at June 30, 2012 of $41,090, a net loss of $41,090 and net cash used in operating activities of $37,234 for the period from September 14, 2011 (inception) through June 30, 2012 and is in the development state with no revenues. These matters raise substantial doubt about the Company's ability to continue as a going concern.

While the Company is attempting to commence operations and generate sufficient revenues, the Company’s cash position may not be sufficient enough to support the Company’s daily operations.  Management intends to raise additional funds by way of a private or public offering.  Management believes that the actions presently being taken to further implement its business plan and generate sufficient revenues provide the opportunity for the Company to continue as a going concern.  While the Company believes in the viability of its strategy to generate sufficient revenues and in its ability to raise additional funds, there can be no assurances to that effect.  The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenues.

The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Winchester Holding Group
(A Development Stage Company)
June 30, 2012
Notes to the Consolidated Financial Statements
(unaudited)
Note 4 – Stockholders' equity (deficiency)

Shares authorized

Upon formation, the total number of shares of all classes of stock which the Company is authorized to issue is One Hundred Million (100,000,000) shares of Common Stock, par value $0.001 per share, and Ten Million (10,000,000) shares of Preferred Stock, par value $0.001 per share.

Common stock

On September 14, 2011, upon formation, the Company issued an aggregate of 25,000,000 shares of the newly formed corporation’s common stock to its Chief Executive Officer for a nominal value of $0.001 per share or $25,000 which was reflected as a subscription receivable at December 31, 2011. The $25,000 was received in March 2012.

On September 14, 2011, the Company agreed to issue 255,700 vested common shares for legal services.  The shares were valued at $0.001 per share based on the sale price to the founder, resulting in a $256 expense.

From January 1 through May 3, 2012, the Company authorized the issuance of 315,000 shares of its common stock for cash, valued at $0.10 per share for a total of $31,500.

Note 5 – Related party transactions

As of June 30, 2012, the Company owes a loan payable in the amount of $21,947 for expenses paid by a shareholder on behalf of the Company.  The loan is unsecured, non-interest bearing, and payable on demand, and was memorialized under a Finding Agreement made effective as of January 1, 2012.

Free office space

The Company has been provided office space by its Chief Executive Officer at no cost. The management determined that such cost is nominal and did not recognize the rent expense in its financial statement.

Note 6 – Commitments

On September 14, 2011, the Company signed an engagement agreement with Williams Securities Law Firm, P.A. (“Legal consultant”) to perform legal services. The fees of the engagement shall be $36,000, payable $12,000 upon commencement of work, $12,000 upon filing of the registration statement, and $12,000 upon effectiveness of the registration statement. In addition, the Company issued 255,700 shares of its common stock upon execution of the agreement.

As of June 30, 2012, $24,000 was paid in cash and 255,700 common shares were issued to the Legal Consultant as agreed.

FINANCIAL STATEMENTS

Winchester Holding Group
(A Development Stage Company)

Financial Statements

December 31, 2011

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of:
Winchester Holding Group

We have audited the accompanying balance sheet of Winchester Holdings Group (a development stage company) as of December 31, 2011 and the related statements of operations, changes in stockholders’ equity (deficiency), and cash flows for the period from September 14, 2011 (inception) to December 31, 2011.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Winchester Holding Group (a development stage company) as of December 31, 2011 and the results of its operations and its cash flows, for the period from September 14, 2011 (inception) to December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company reported a net loss and used cash in operations from inception of $13,621 and $13,365, respectively and as of December 31, 2011 has a stockholders’ deficiency and working capital deficiency of $13,365 and $13,365, respectively, and is in the development stage with no revenues.  These matters raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans as to these matters are also described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
May 7, 2012

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431-7328
Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920
www.salbergco.com • info@salbergco.com
Member National Association of Certified Valuation Analysts • Registered with the PCAOB
Member CPAConnect with Affiliated Offices Worldwide • Member AICPA Center for Audit Quality

Winchester Holding Group
(A development stage company)
Balance Sheet

December 31, 2011

Assets
Current Assets
Cash	$-

Total current assets	-

Total Assets	$-

Liabilities and Stockholder's Equity (Deficiency)
Current Liabilities
Note payable, related party	$13,365

Total current liabilities	13,365

Stockholder's Equity (Deficiency)
Preferred stock: $0.001 par value; 10,000,000 shares authorized;	-
none issued or outstanding
Common stock: $0.001 par value; 100,000,000 shares authorized;
25,255,700 shares issued and outstanding	25,256
Stock subscription receivable	(25,000)
Deficit accumulated during the development stage	(13,621)

Total Stockholders' Equity (Deficiency)	(13,365)

Total Liabilities and Stockholders' Equity (Deficiency)	$-

See accompanying notes to the financial statements.

Winchester Holding Group
(A development stage company)
Statement of Operations

For the Period from September 14, 2011 (Inception) through December 31, 2011

Revenue	$-

Costs of Goods Sold	-

Gross Profit	-

Operating Expenses
Professional fees	12,000
Legal fees	256
General and administrative	1,365

Total operating expenses	13,621

Loss from operations	(13,621)

Net Loss	$(13,621)

Net loss per common share
- Basic and Diluted	$(0.001)

Weighted average common shares outstanding
- Basic and Diluted	25,255,700

See accompanying notes to the financial statements.

Winchester Holding Group
( A development stage company)
Statement of Changes in Stockholder's Equity (Deficiency)
For the Period from September 14, 2011 (Inception) through December 31, 2011

	Preferred Stock		Common Stock			Deficit Accumulated During the	Total Stockholder's
	Number of Shares	Amount	Number of Shares	Amount	Subscription Receivable	Development Stage	Equity (Deficiency)

Shares issued to founder for cash	-	$-	25,000,000	$25,000	$(25,000)	$-	$-

Shares issued for legal services	-	-	255,700	256	-	-	256

Net loss for the period from September 14, 2011 (inception)through December 31, 2011	-	-	-	-	-	(13,621)	(13,621)

Balance, December 31, 2011	-	$-	25,255,700	$25,256	$(25,000)	$(13,621)	$(13,365)

See accompanying notes to the financial statements.

Winchester Holding Group
(A development stage company)
Statement of Cash Flows

For the Period from September 14, 2011 (Inception) through December 31, 2011

Cash Flows from Operating Activities
Net loss	$(13,621)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Common stock issued for legal services	256

Net Cash Used in Operating Activities	(13,365)

Cash Flows from Financing Activities
Proceeds from note payable, related party	13,365

Net Cash Provided by Financing Activities	13,365

Net Change in Cash	-

Cash - beginning of period	-

Cash - end of period	$-

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$-
Income taxes	$-

See accompanying notes to the financial statements.

Winchester Holding Group
(A Development Stage Company)
December 31, 2011
Notes to the Financial Statements

Note 1 - Organization and operations

Winchester Holding Group, a development stage company, was incorporated on September 14, 2011 under the laws of the State of Nevada. The Company intends to acquire and operate rental real estate properties.  Operations during the development stage have included organization and incorporation, target market identification, marketing plans, and capital formation.  A substantial portion of the Company’s activities has involved developing a business plan and establishing contacts and visibility in the marketplace.  The Company has generated no revenues since inception. The Company’s fiscal year-end date is December 31.

Note 2 - Summary of significant accounting policies

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Development Stage Company

The Company is in the development stage as defined by section 810-10-20 of the FASB Accounting Standards Codification. The Company is still devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced.  All losses accumulated since inception have been considered as part of the Company’s development stage activities.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The Company’s significant estimates and assumptions include the fair value of stock based compensation, the income tax rate and the valuation allowance of deferred tax assets. Those significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to those estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates.

Winchester Holding Group
(A Development Stage Company)
December 31, 2011
Notes to the Financial Statements

Fair value of financial instrument

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets including in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, prepaid expenses and accounts payable, approximate their fair values because of the short maturity of these instruments.

Cash equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Related parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the related parties include (a). affiliates of the Company; (b). entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; (c). trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; (d)  principal owners of the Company; (e). management of the Company; (f). other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (g). other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include:  (a). the nature of the relationship(s) involved ;( b). a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; (c). the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and (d). amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Winchester Holding Group
(A Development Stage Company)
December 31, 2011
Notes to the Financial Statements

Transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm's-length transactions unless such representations can be substantiated.

Commitment and contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur.  The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment.  In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements.  If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Income taxes

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification.  Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”). Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement.  Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying consolidated balance sheets, as well as tax credit carry-backs and carry-forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its consolidated balance sheets and provides valuation allowances as management deems necessary.

Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Winchester Holding Group
(A Development Stage Company)
December 31, 2011
Notes to the Financial Statements

Net income (loss) per common share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification.  Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period.  Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially dilutive outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through contingent share arrangements, stock options and warrants.

There were no potentially dilutive common shares outstanding for the period from September 14, 2011 (inception) through December 31, 2011.

Subsequent events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements are issued.  Pursuant to ASU 2010-09 of the FASB Accounting Standards Codification, the Company as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them on EDGAR.

Recently issued accounting pronouncements

In May 2011, the FASB issued the FASB Accounting Standards Update No. 2011-04 “Fair Value Measurement” (“ASU 2011-04”). This amendment and guidance are the result of the work by the FASB and the IASB to develop common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and International Financial Reporting Standards (IFRSs).

This update does not modify the requirements for when fair value measurements apply; rather, they generally represent clarifications on how to measure and disclose fair value under ASC 820, Fair Value Measurement, including the following revisions:

•
An entity that holds a group of financial assets and financial liabilities whose market risk (that is, interest rate risk, currency risk, or other price risk) and credit risk are managed on the basis of the entity’s net risk exposure may apply an exception to the fair value requirements in ASC 820 if certain criteria are met. The exception allows such financial instruments to be measured on the basis of the reporting entity’s net, rather than gross, exposure to those risks.

•	In the absence of a Level 1 input, a reporting entity should apply premiums or discounts when market participants would do so when pricing the asset or liability consistent with the unit of account.

•	Additional disclosures about fair value measurements.

The amendments in this Update are to be applied prospectively and are effective for public entity during interim and annual periods beginning after December 15, 2011.

In June 2011, the FASB issued the FASB Accounting Standards Update No. 2011-05 “Comprehensive Income” (“ASU 2011-05”), which was the result of a joint project with the IASB and amends the guidance in ASC 220, Comprehensive Income, by eliminating the option to present components of other comprehensive income (OCI) in the statement of stockholders’ equity. Instead, the new guidance now gives entities the option to present all non-owner changes in stockholders’ equity either as a single continuous statement of comprehensive income or as two separate but consecutive statements. Regardless of whether an entity chooses to present comprehensive income in a single continuous statement or in two separate but consecutive statements, the amendments require entities to present all reclassification adjustments from OCI to net income on the face of the statement of comprehensive income.

Winchester Holding Group
(A Development Stage Company)
December 31, 2011
Notes to the Financial Statements

The amendments in this Update should be applied retrospectively and are effective for public entity for fiscal years, and interim periods within those years, beginning after December 15, 2011.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Note 3 – Going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

As reflected in the accompanying financial statements, the Company had a net loss and used cash in operations from inception to December 31, 2011 of $13,621 and $13,365, respectively, and as of December 31, 2011 has a stockholders' deficiency and working capital deficiency of $13,365 and $13,365, respectively, and is in the development stage with no revenues. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

While the Company is attempting to commence operations and generate sufficient revenues, the Company’s cash position may not be sufficient enough to support the Company’s daily operations.  Management intends to raise additional funds by way of a private or public offering.  Management believes that the actions presently being taken to further implement its business plan and generate sufficient revenues provide the opportunity for the Company to continue as a going concern.  While the Company believes in the viability of its strategy to generate sufficient revenues and in its ability to raise additional funds, there can be no assurances to that effect.  The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenues.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 4 – Stockholders’ equity

Shares authorized

Upon formation, the total number of shares of all classes of stock which the Company is authorized to issue is One Hundred Million (100,000,000) shares of Common Stock, par value $0.001 per share, and Ten Million (10,000,000) shares of Preferred Stock, par value $0.001 per share.

Common stock

On September 14, 2011, upon formation, the Company issued an aggregate of 25,000,000 shares of the newly formed corporation’s common stock to its founder and Chief Executive Officer for a nominal value of $0.001 per share or $25,000, which is reflected as a subscription receivable at December 31, 2011.  The $25,000 was received in March 2012.

On September 14, 2011, the Company agreed to issue 255,700 vested common shares for legal services.  The shares were valued at $0.001 per share based on the sale price to the founder, resulting in a $256 expense.

Winchester Holding Group
(A Development Stage Company)
December 31, 2011
Notes to the Financial Statements

Note 5 – Related party transactions

During the year ended December 31, 2011, the Company recorded a loan payable of $13,365 for expenses paid on behalf of the Company by the then sole shareholder/officer.  The loan is unsecured, non-interest bearing, and payable on demand, and was memorialized under a funding agreement executed in 2012.

The Company has been provided office space by its Chief Executive Officer at no cost. The management determined that such cost is de minimis and did not recognize the rent expense in its financial statements.

Note 6 – Income taxes

The Company has available net operating loss carry-forwards of $13,621 for federal income tax purposes. These loss carry-forwards expire if not used within 20 years from the year generated.

The Company’s income tax expense (benefit) differs from the “expected” tax expense for Federal income tax purposes computed by applying a Federal corporate tax rate of 34% to loss before income taxes as follows:

2011
U.S. “expected” income tax	$(4,631)
Tax rate difference	2,588

Change in valuation allowance	2,043
Total provision for income taxes	$--

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 2011 are as follows:

2011
Deferred tax assets:
Net operating loss carry forward	$2,043
Total gross deferred tax assets	2,043
Less valuation allowance	(2,043)
Net deferred tax assets	$-

The Company has provided a 100% valuation allowance on the deferred tax assets at December 31, 2011 to reduce such tax asset to $0 as there is no assurance that the Company will generate future taxable income to utilize such asset. Management will review this valuation allowance requirement periodically and make adjustments as warranted. The Company believes its tax positions are all highly certain of being upheld upon examination. As such, the Company has not recorded a liability for unrecognized tax benefits. As of December 31, 2011, tax year 2011 remains open for IRS audit. The Company has received no notice of audit from the Internal Revenue Service for any of the open tax years.

Note 7 – Subsequent events

On January 31, 2012, the Company authorized the issuance of 280,000 shares of its common stock for cash, at $0.10 per share for a total of $28,000, which was received.

On February 29, 2012, the Company recorded an additional $2,082 to notes  payable, related party for legal services paid for on behalf of the Company.

On March 31, 2012, the Company authorized the issuance of 30,000 shares of its common stock for cash, at $0.10 per share for a total of $3,000.

On April 26, 2012, the Company authorized the issuance of 5,000 shares of its common stock for cash, at $0.10 per share for a total of $500.

PRELIMINARYPROSPECTUS – SUBJECT TO COMPLETION DATED JULY 30, 2012

WINCHESTER HOLDING GROUP

Selling shareholders are offering up to 315,000 shares of common stock.  The selling shareholders will offer their shares at $.10 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices.    We will not receive proceeds from the sale of shares from the selling shareholders.

Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the OTC Bulletin Board.

Dealer Prospectus Delivery Obligation

Until _________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Quantitative and Qualitative Disclosures About Market Risk.

Not required.

Other Expenses of Issuance and Distribution.

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT
SEC Registration Fee*	$4
Legal Fees and Expenses	36,000
Accounting Fees and Expenses*	24,000

Total*	$60,004

* Estimated Figure

Sales to Special Parties.

None.

Recent Sales of Unregistered Securities.

On the date of our inception, we issued 25,000,000 shares of our common stock to our officer and director for $25,000 subscription receivable, received in March 2012, at $.001 par value.

Upon formation, we issued 255,700 shares to our securities attorney which we valued at $.001 par value per share for aggregate consideration of $255.70.

Between January 1, 2012 and April 26, 2012, we sold 315,000 shares at a price of $.10 per share to 36 shareholders for aggregate gross proceeds of $31,500.

We relied upon Section 4(2) of the Securities Act of 1933, as well as Rule 506 of Regulation D promulgated thereunder, in connection with the foregoing offers and sales.

We believed that Section 4(2) of the Securities Act of 1933 , as well as Rule 506 of Regulation D promulgated thereunder, was available because:

•  None of these issuances involved underwriters, underwriting discounts or commissions.

•  Restrictive legends were and will be placed on all certificates issued as described above.

•  The distribution did not involve general solicitation or advertising.

•  The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

In connection with the above transactions, although some of the investors may have also been accredited, in accordance with we provided the following to all investors:

-	Access to all our books and records.

-	Access to all material contracts and documents relating to our operations.

-	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

Indemnification of Directors and Officers.

Our Articles of Incorporation and By-laws, subject to the provisions of Nevada law, contain provisions that allow the corporation to indemnify any person under certain circumstances.

Nevada law provides the following:

17-16-851. Authority to indemnify.

(a)   Except as otherwise provided in this section, a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if:

(i) He conducted himself in good faith; and

(ii) He reasonably believed that his conduct was in or at least Not opposed to the corporation's best interests; and

(iii) In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or

(iv) He engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, as authorized by W.S. 17-16-202(b)(v).

(b)   A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of paragraph (a)(ii) of this section.

(c)   The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

(d)   Unless ordered by a court under W.S. 17-16-854(a)(iii) a corporation may not indemnify a director under this section:

(i) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the standard of conduct under subsection (a) of this section; or

(ii) In connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled.

(e)   Repealed By Laws 1997, ch. 190,ss.3.

17-16-852. Mandatory indemnification.

A corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

17-16-853. Advance for expenses.

(a)   A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he is a director if he delivers to the corporation:

(i) A written affirmation of his good faith belief that he has met the standard of conduct described in W.S. 17-16-851 or that the proceeding involves conduct for which liability has been eliminated under a provision of the  articles of incorporation as authorized by W.S. 17-16-202(b)(iv); and

(ii)  His written undertaking to repay any funds  if he is not entitled to mandatory indemnification under W.S. 17-16-852 and it is ultimately determined that he has not met the standard of conduct described in W.S. 17-16-851.

(iii)  Repealed By Laws 1997, ch. 190,ss.3.

(b)     The undertaking required by paragraph (a)(ii) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

(c)      Authorizations under this section shall be made:

(i) By the board of directors:

(A) If there are two (2) or more disinterested directors, by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two (2) or more disinterested directors appointed by such a vote; or

(B)  If there are fewer than two (2) disinterested directors, by the vote necessary for action by the board in accordance with W.S. 17-16-824(c), in which authorization directors who do not qualify as disinterested directors may participate; or

(ii) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization.

17-16-854.  Court-ordered indemnification and advance for expenses.

(a) A director who is a party to a proceeding because he is a director may apply for indemnification or an advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction.  After receipt of an application and after giving any notice it considers necessary, the court shall:

(i) Order indemnification if the court determines that the director is entitled to mandatory indemnification under W.S. 17-16-852;

(ii) Order indemnification or advance for expenses if the court determines that the director is entitled to indemnification or advance for expenses pursuant to a provision authorized by W.S. 17-16-858(a); or

             (iii) Order indemnification or advance for expenses if the court determines, in view of all the relevant circumstances, that it is fair and reasonable:

(A) To indemnify the director; or

(B) To advance expenses to the director, even if he has not met the standard of conduct set forth in W.S. 17-16-851(a), failed to comply with W.S. 17-16-853 or was adjudged liable in a proceeding referred to in W.S.  17-16-851(d)(i) or (ii), but if he was adjudged so liable his indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

(b)    If the court determines that the director is entitled to indemnification under paragraph (a)(i) of this section or to indemnification or advance for expenses under paragraph (a)(ii) of this section, it shall also order the corporation to pay the director's reasonable expenses incurred in connection with obtaining court-ordered indemnification or advance for expenses. If the court determines that the director is entitled to indemnification or advance for expenses under paragraph (a)(iii) of this section, it may also order the corporation to pay the director's reasonable expenses to obtain court-ordered indemnification or advance for expenses.

17-16-855. Determination and authorization of indemnification.

(a) A corporation may not indemnify a director under W.S. 17-16-851 unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he has met the standard of conduct set forth in W.S. 17-16-851.

(b) The determination shall be made:

(i) If there are two (2) or more disinterested directors, by the board of directors by majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum), or by a majority of the members of a committee of two (2) or more disinterested directors appointed by such a vote;

(ii) Repealed By Laws 1997, ch. 190,ss.3.

(iii) By special legal counsel:

(A)  Selected in the manner prescribed in paragraph (i) of this subsection; or

(B) If there are fewer than two (2) disinterested directors, selected by the board of directors (in which selection directors who do not qualify as disinterested directors may participate); or

(iv) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

(c)  Authorization of indemnification shall be made in the same manner as the determination that indemnification is  permissible, except that if there are fewer than two (2) disinterested directors, authorization of indemnification shall be made by those entitled under paragraph (b)(iii) of this section to select special legal counsel.

17-16-856. Officers.

(a)  A corporation may indemnify and advance expenses under this sub-article to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation:

(i) To the same extent as a director; and

(ii) If he is an officer but not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract, except for:

(A) Liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or

(B) Liability arising out of conduct that constitutes:

(I) Receipt by him of a financial benefit to which he is not entitled;

(II) An intentional infliction of harm on the corporation or the shareholders; or

(III) An intentional violation of criminal law.

(iii) A corporation may also indemnify and advance expenses to a Current or former officer, employee or agent who is not a director to the Extent, consistent with public policy that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

(b) The provisions of paragraph (a)(ii) of this section shall apply to an officer who is also a director if the basis on which he is made a party to the proceeding is an act or omission solely as an officer.

(c) An officer of a corporation who is not a director is entitled to mandatory indemnification under W.S. 17-16-852, and may apply to a court under W.S. 17-16-854 for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under those provisions.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

Treatment of Proceeds from Stock Being Registered.

Not applicable

Financial Statements and Exhibits.

(a) Financial statements filed as part of the registration statement, indicating those included in the prospectus.

Balance sheet as of December 31, 2011 and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the period from September 14, 2011 (inception) through December 31, 2011

(b) Exhibits

Item 3

3.1	Articles of Incorporation of Winchester Holding Group

3.2	Bylaws of Winchester Holding Group

Item 4

1.	Form of common stock Certificate of the Winchester Holding Group (1)

Item 5

1.	Legal Opinion of Williams Securities Law Firm, P.A. *

Item 10

1.	Funding Agreement

Item 23

1.	Consent of Salberg & Company, P.A. *

2.	Consent of Williams Law Group, P.A. (included in Exhibit 5.1) *

* filed herewith

All other Exhibits called for by Rule 601 of Regulation SK are not applicable to this filing.

(1)  Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois on  July 30, 2012.

Winchester Holding Group

Name	Date	Signature

By: Thomas O’Connor	July 30, 2012	/s/ Thomas O’Connor
President and CEO		President and CEO

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	NAME	TITLE	DATE

/s/ Thomas O’Connor	Thomas O’Connor	Principal Executive Officer,	July 30, 2012
Principal Financial Officer,
and Principal Accounting
Officer and Director